UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

StartEngine Collectibles Fund I LLC
(Exact name of issuer as specified in its charter)

Delaware	861349881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4100 West Alameda Avenue, Suite 300 Burbank, California 91505
(Full mailing address of principal executive offices)

1-800-317-2200
(Issuer’s telephone number, including area code)

Series Wine #2020PAVIE, Series Wine #2020CHBL, Series Wine #2020AUSO, Series Wine #2020ANGE, Series Wine #2020CERT, Series Wine  #2005LPIN, Series Wine #2015HBRI, Series Wine #2000EGLC, Series Wine #2016CHAM, Series Wine #2016BONMA, Series Wine #2016MUSIG, Series Wine #2009PETRUS, Series Wine #2010PETRUS, Series Art #WARHOLMARILYN, [Series Art #LICHTENSTEINSWEET], Series Sports #JORDANROOKIE, Series Sports #JAMESREFRACTOR, Series Art #INDIANALOVE, Series Art #HIRSTDOTS, Series Sports #JACKIEROOKIE, Series Comics #BATMAN, Series Wine #2012CRISTAL, Series Wine #2008DOMP, Series Wine #2012DOMP, Series Wine #2006DOMP, Series Wine #2015ROMANEE, Series Wine #2011CRIOTS, Series Art #BANKSYLAUGH, Series Comics #SUPERMAN, Series Watch #SCHWARZENEGGER, Series Watch #ROLEX 6265, Series Watch #PEPSI, Series Art #PICASSO, Series Art #DALI, Series Comics #HULK181, Series Wine #CORTON CHARLEMAGNE 2015, Series Wine #2020HAUT, Series Wine #BORDEAUXCOLLECTION

(Title of each class of securities issued pursuant to Regulation A*)

*In addition, to series with issued shares, includes all open series including ones where no shares have been issued to date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THE INFORMATION CONTAINED IN THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THIS REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

In this Annual Report, “we,” “us,” “our” or “our company”, shall refer to the StartEngine Collectibles LLC. All of the series of our company may collectively be referred to in this Annual Report as the “series” and each, individually, as a “series.”  The membership interests of all series described above may collectively be referred to in this Annual Report as the “shares” and each, individually, as a “share”. StartEngine Assets LLC (“StartEngine Assets”) will serve as the Administrative Manager and Asset Manager to each series of our company, and unless context requires otherwise will be referred to as our “Manager”.

ITEM 1. BUSINESS

Overview

At StartEngine Collectibles Fund I LLC, we believe that alternative assets can deliver quality returns to investors. However, investing in alternative assets can often require significant financial resources and significant knowledge about the underlying assets and the industry. Due to these high barriers to entry, access to investments in alternative assets have been restrained to a fraction of the global economy. Even those that do have access to top quality alternative investments are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in alternative assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible for many investors.

We plan to democratize alternative asset investing by providing access, liquidity and transparency. For different assets classes we have and are gathering a team of individuals with knowledge and experience needed to select and actively manage the assets. Further, we will be utilizing the platform of our parent company, StartEngine Crowdfunding, Inc., to post our offerings under Regulation A to every day investors. Investing in our series will give investors access to alternative assets such as wine, copyright assets, and any other unique or alternative assets (which we call “collectible” assets) that we deem to be valuable.

History and Structure

StartEngine Collectibles Fund I LLC is a series limited liability company formed on October 14, 2020, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. We intend that each series of interests will own its own underlying assets, which will be works of art or other collectibles. A new series of interests will be issued for future art or collectibles or other alternative assets to be acquired by us.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. As such, the assets of a series include only the assets associated with that series and other related assets (e.g., cash reserves).

Series Offering Table

The table below shows key information related to the offering of each series that is either currently open or was closed pursuant to Regulation A. The table reflects the current status of those offerings. Please also refer to “The Underlying Assets” below for further details.

Series Name	Underlying Asset(s)	Offering Price per Share	Offering Size	Minimum / Maximum / Membership Interests Outstanding(2)	Minimum Subscription Amount	Initial Qualification Date(3)	Opening Date (4)	Closing Date	Status
Series Wine #2020PAVIE	Chateau Pavie 2020 Saint Emilion, 1er Grand Cru Classé 'A' (60 Bottles) (1)	$10.00	$22,990.00	2,299	$500.00	09/01/2021	09/01/2021	11/10/2021	Closed
Series Wine #2020CHBL	Chateau Cheval Blanc 2020 Saint Emilion 1er Grand Cru Classé 'A' (18 Bottles) (1)	$10.00	$11,580.00	1,158	$500.00	09/01//2021	09/01//2021	11/10/2021	Closed
Series Wine #2020AUSO	Chateau Ausone 2020 Saint Emilion 1er Grand Cru Classé 'A' (36 Bottles) (1)	$10.00	$29,310.00	2,931	$500.00	09/01/2021	09/01/2021	11/10/2021	Closed
Series Wine #2020ANGE	Chateau Angelus Saint Emilion, 1er Grand Cru, Classé 'A' (36 Bottles) (1)	$10.00	$15,270.00	1,527	$500.00	09/01/2021	09/01/2021	11/10/2021	Closed
Series Wine #2020CERT	Vieux Chateau Certan 2020 Pomerol (30 Bottles)(1)	$10.00	$11,500.00	1,150	$500.00	09/01/2021	09/01/2021	11/10/2021	Closed
Series Wine #2005LPIN	Le Pin, Pomerol 2005 (12 Bottles) (1)	$10.00	$58,530.00	5,853/5,853	$500.00	11/23/2021	11/23/2021	**	Open
Series Wine #2015HBRI	château Haut-Brion Premier Cru Classe, Pessac-Leognan 2015 (60 bottles)(1)	$10.00	$41,380.00	4,138	$500.00	11/23/2021	11/23/2021	9/30/2022	Closed
Series Wine #2000EGLC	Chateau L'Eglise-Clinet, Pomerol 2000 (96 bottles)(1)	$10.00	$52,430.00	5,243/5,243	$500.00	11/23/2021	11/23/2021	**	Open
Series Wine #2016CHAM	Domaine Georges Roumier, Chambolle-Musigny Premier Cru, Les Amoureuses (1 bottle)(1)	$10.00	$5,160.00	516	$500.00	11/23/2021	11/23/2021	4/21/22	Closed

Series Wine #2016BONMA	Domaine Georges Roumier, Bonnes Mares Grand Cru 2016 (12 bottles)(1)	$10.00	$28,970.00	2,897	$500.00	11/23/2021	11/23/2021	9/30/2022	Closed
Series Wine #2016MUSIG	Domaine Georges Roumier, Musigny Grand Cru 2016 (1 bottle)(1)	$10.00	$21,230.00	2,123	$500.00	11/23/2021	11/23/2021	9/30/2022	Closed
Series Wine #2009PETRUS	Chateau Petrus 2009 (12 bottles)(1)	$10.00	$59,360.00	5,936	$500.00	11/23/2021	11/23/2021	12/5/2022	Closed
Series Wine #2010PETRUS	Chateau Petrus 2010 (12 bottles)(1)	$10.00	$59,530.00	5,953	$500.00	11/23/2021	11/23/2021	8/5/2022	Closed
Series Art #WARHOLMARILYN	Andy Warhol, Marilyn, 1967, screenprint in colors, 36 x 36 inches, edition of 250(1)	$10.00	$302,400.00	30,240	$50.00	11/23/2021	11/23/2021	7/8//2022	Closed
Series Sports #JORDANROOKIE	Michael Jordan, Fleer #57, 1986 (Rookie Card), PSA 10(1)	$10.00	$432,000.00	43,200	$500.00	11/23/2021	11/23/2021	9/30/2022	Closed
Series Sports #JAMESREFRACTOR	LeBron James, Topps Chrome Refractors #111, 2003-04 (Rookie Card), BGS 10(1)	$10.00	$146,880.00	14,688	$170.00	11/23/2021	11/23/2021	6/2/2022	Closed
Series Art #INDIANALOVE	Robert Indiana, LOVE (Blue and Red), 1966/2001, Polychrome Aluminum, 18 x 18 inches, Edition 2/8	$10.00	$330,000.00	26,400/33,000	$500.00	2/4/2022	2/4/2022	*	Open
Series Art #HIRSTDOTS	Damien Hirst, Loperamide, 2005, Household Gloss on canvas, 63 x 45 inches	$10.00	$604,800.00	48,384/60,480	$500.00	2/4/2022	2/4/2022	*	Open
Series Sports #JACKIEROOKIE	Jackie Robinson, Leaf #79, 1948-1949, (Rookie Card), PSA 8	$10.00	$532,800.00	42,624/53,280	$500.00	2/4/2022	2/4/2022	*	Open
Series Comics #BATMAN	Batman #1, DC, 1940, CGC 2.0	$10.00	$288,000.00	23,040/28,800	$500.00	2/4/2022	2/4/2022	*	Open
Series Wine #2012CRISTAL	Cristal 2012 (36 bottles)	$5.00	$11,950.00	2,390	$10.00	3/4/2022	3/4/2022	11/30/2022	Closed
Series Wine #2008DOMP	Dom Perignon 2008 (60 bottles)	$10.00	$19,040.00	1,904	$10.00	3/4/2022	3/4/2022	11/30/2022	Closed
Series Wine #2012DOMP	Dom Perignon 2012 (60 bottles)	$2.00	$14,720.00	7,360	$10.00	3/4/2022	3/4/2022	11/30/2022	Closed
Series Wine #2006DOMP	Dom Perignon 2006 (60 bottles)	$2.00	$16,230.00	8,115	$10.00	3/4/2022	3/4/2022	11/30/2022	Closed
Series Wine #2015ROMANEE	Domaine Liger Belair La Romanee 2015 (6 bottles)	$6.00	$72,000.00	9,600/12,000	$60.00	3/4/2022	3/4/2022	*	Open
Series Wine #2011CRIOTS	Domaine d’Auvenary Criots Batard Montrachet 2011 (3 bottles)	$5.00	$54,000.00	8,640/10,800	$10.00	3/4/2022	3/4/2022	*	Open
Series Art #BANKSYLAUGH	Banksy, Laugh Now, 2003, Screenprint in colors on wove paper, 27.6 x 19.7 inches, Edition 50 of 150	$8.00	$155,400.00	19,425	$120.00	3/4/2022	3/4/2022	11/30/2022	Closed
Series Comics #SUPERMAN	Superman #1, DC, 1939, CGC 1.8	$5.00	$300,000.00	48,000/60,000	$100.00	3/14/2022	3/14/2022	*	Open
Series Watch #SCHWARZENEGGER	Audemars Piguet, Royal Oak Offshore Chronograph "Arnold Schwarzenegger" reference 26007BA.OO.D088CR.01 A 18k yellow gold automatic chronograph wristwatch with date, circa 2004	$5.00	$66,480.00	10,636/13,296	$5.00	4/8/2022	4/8/2022	*	Open
Series Watch #ROLEX6265	Rolex 6265/0 3972587 silver sigma dial - box and original warranty paper. ca 1975	$8.00	$84,000.00	10,500	$8.00	4/8/2022	4/8/2022	11/30/2022	Closed
Series Watch #PEPSI	Rolex 16750 R414844, GMT, Pepsi, Steel ca 1987.	$2.00	$16,800.00	8,400	$2.00	4/8/2022	4/8/2022	11/30/2022	Closed
Series Art #PICASSO	Pablo Picasso, Femme assise, 1922, pen and ink on paper, 11.3 x 8.8 inches	$10.00	$258,630.00	20,690/25,863	$10.00	4/8/2022	4/8/2022	*	Open
Series Art #DALI	Salvador Dali, Cavaliers sur la plage (recto), Equisse d'un chevalier avec lance (verso), 1937, gouache, pen and brush, and India ink on light brown paper (recto), pen and India ink (verso), 30 7/8 x 22 7/8 inches	$10.00	$159,600.00	12,768/15,960	$10.00	6/8/2022	6/8/2022	*	Open
Series Comics #HULK181	Incredible Hulk #181, Marvel Comics, November 1974, CGC 9.8	$9.00	$100,800.00	8,960/11,200	$9.00	6/8/2022	6/8/2022	*	Open
Series Wine #CORTON CHARLEMAGNE 2015	Coche Dury; Corton Charlemagne 2015 (3 bottles)	$5.00	$21,600	3,456/4,320	$5.00	8/1/2022	8/1/2022	*	Open
Series Wine #2020HAUT	Chateau Haut-Brion Premier Grande Cru Classe 1855, Pessac-Leognan 2020 (60 Bottles)	$10.00	$37,080.00	2,966/3,708	$100.00	8/1/2022	8/1/2022	*	Open
Series Wine #BORDEAUXCOLLECTION	495 bottles of wine from the region of Bordeaux.	$10.00	$58,800	4,704/5,880	$100.00	9/6/2022	9/6/2022	*	Open

*This series offering has not yet closed as of the date of this report.

(1)	The series will purchase the underlying asset from the Manager (StartEngine Assets) pursuant to a purchase agreement.

(2)	For open offerings, each row states, with respect to the given offering, the minimum and maximum number of interests offered. For offering in which there was an initial closing, we also include the number of interests sold as of the date of this offering circular. For closed offerings, each row states the actual number of interests sold.

(3)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.

(4)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

The Underlying Assets

The discussions contained in this report relating to the underlying wine assets of our series, the wineries, and their related industries are taken from third-party sources that we believe to be reliable, and we believe that the information from such sources contained herein is reasonable, and that the factual information is fair and accurate. The discussions contained in this report relating to the underlying collectible assets of our series were provided by the asset sellers (including grading systems) and the information on their related industries are taken from third-party sources, for those sources we believe them to be reliable, and we believe that the information from such sources contained herein is reasonable, and that the factual information is fair and accurate.

Management of the Assets

•	Insurance

Physical assets

We work with an insurance broker insure all physical assets during both transport and storage.

•	Storage

Physical assets

Once we acquire the asset, it will be insured and then transported and warehoused in a climate-controlled, highly secure location (assuming the acquired asset is not already in such a location).

Underlying Assets – Open Series

As of the date of the report, the following series have open offerings:

Series Wine #2005LPIN

The Asset

Series Wine #2005LPIN intends to purchase Le Pin, Pomerol 2005 (12 Bottles). Le Pin (so small it isn’t even a Chateaux) has one of the most miniscule productions in all of wine, let alone Bordeaux. Only 400-600 cases are made each year of this highly scoring wine (rated a 97/100 by Jeff Leve from The Wine Cellar Insider and 95/100 by Robert Parker of the Wine Advocate) this plush and decadent Merlot based wine from Pomerol, Bordeaux.

Purchase Details

Series Wine #2005LPIN intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the wine assets described above at a purchase price equal to the offering amount for this series’ offering. StartEngine Assets purchased the wine asset described above on September 17, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Series Wine #2000EGLC

The Asset

Series Wine #2000EGLC intends to purchase Chateau L’Eglise-Clinet, Pomerol 2000 (96 bottles). Chateau l’Eglise Client is a small producer in Pomerol, Bordeaux with an annual production of only 1500 cases. While this estate does not have the storied history of its Bordeaux brethren, in recent years thanks to superstar winemaker Denis Durantou, l’Eglise Client has been the 2nd highest scoring wine in the entire region. The 00 l’Eglise Client received a 97-point score by both Jeff Leve from The Wine Cellar Insider and Robert Parker of the Wine Advocate).

Purchase Details

Series Wine #2000EGLC intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the wine assets described above at a purchase price equal to the offering amount for this series’ offering. StartEngine Assets purchased the wine asset described above on September 16, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Series Art #INDIANALOVE

The Asset

Series Art #INDIANALOVE intends to purchase Robert Indiana, LOVE (Blue and Red), 1966/2001, Polychrome Aluminum, 18 x 18 inches, Edition 2/8. In 1965 the Museum of Modern Art in New York commissioned Robert Indiana to create an image for a Christmas card. The image was an instant success, launching Indiana’s success as an artist, and leading to the image being reproduced in many different color palates and on prints, paintings, sculptures, banners, rings, tapestries, and stamps. Some of the better known examples of the work are located in major cities across the world like that which stands at the corner of 55th street and 6th avenue in New York City. This sculpture features the Blue and Red colorway and is from an edition of 8.

Purchase Details

Series Art #INDIANALOVE intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on November 18, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Art #HIRSTDOTS

The Asset

Series Art #HIRSTDOTS intends to purchase Damien Hirst, Loperamide, 2005, Household Gloss on canvas, 63 x 45 inches. Damien Hirst is a British artist who was a founder of the YBA (Young British Artist) movement in the 1980’s and 1990’s. He is well known for preserving dead animals such as his now infamous The Physical Impossibility of Death in the Mind of Someone Living, where Hirst preserved and suspended a tiger shark. This work, called Loperamide, is from his spot paintings, where Hirst explores contemporary cultures reliance on pharmaceuticals and drugs. This is a unique painting from that series.

Purchase Details

Series Art #HIRSTDOTS intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on November 18, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Sports #JACKIEROOKIE

The Asset

Series Sports #JACKIEROOKIE intends to purchase Jackie Robinson, Leaf #79, 1948-1949, (Rookie Card), PSA 8. Few athletes in American sports history are more important than Jackie Robinson, the man who took the dangerous first step across baseball’s shameful color line. While his career as a great baseball player is important it out outweighed by the significance of his entry to into professional baseball which would in turn change the history of sports and the careers of many. Over fifteen hundred submissions have been presented to the experts at PSA for grading, but only eight have received a better assessment than this example, a PSA 8.

Purchase Details

Series Sports #JACKIEROOKIE intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on November 18, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Comics #BATMAN

The Asset

Series Comics #BATMAN intends to purchase Batman #1, DC, 1940, CGC 2.0. Few comic book characters have permeated contemporary culture like Batman. Before becoming a staple of society via films, various media and merchandise, Batman appeared in Detective Comics #27 in 1939. It took a year for the character to merit its own comic books series. This example is the Batman #1 is iconic for its portrayal of the Dark Night and his side kick, as well as the first appearance of their archnemesis Joker. Only 280 copies of the book have been submitted to CGC for grading. This example has been graded at 2.0 by CGC making it incredibly desirable.

CGC PEDIGREE GRADE
2.0
Batman #1
No. 1
SPRING ISSUE
BATMAN
10¢
ALL BRAND NEW
ADVENTURES
OF THE BATMAN
AND ROBIN,
THE BOY WONDER!

Batman #1
D.C. Comics, Spring 1940
Yours for bigger and better battles
Batman
and that goes doubly for me
Robin
CUT OUT AND FRAME

Purchase Details

Series Comics #BATMAN intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on November 18, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Wine #2015ROMANEE

The Asset

Series Wine #2015ROMANEE intends to purchase 6 bottles of the Domaine Liger Belair La Romanee 2015. William Kelly in The Wine Advocate awarded the 2015 La Romanee a perfect 100 points. Louis-Michel Liger-Belair founded this Domaine in 2000, but the Liger-Belair family has been making wines in Vosne-Romanee for almost 200 years.  The domaine is small but prestigious and the crown jewel of the vineyard portfolio is La Romanee of which Liger-Belair is the sole owner. All of the wines are farmed using biodynamic principles in the vineyard and minimal intervention in the cellar.  La Romanee is a grand cru vineyard in the village of Vosne in Burgundy.  The smallest of the grand crus at only .845 hectares in size, La Romanee lies directly next to Romanee-Conti, separated only by a small path.  Less than 300 cases of La Romanee are made each year.

Purchase Details

Series Wine #2015ROMANEE intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on February 11, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Series Wine #2011CRIOTS

The Asset

Series Wine #2011CRIOTS intends to purchase 3 bottles of the Domaine d’Auvenary Criots Batard Montrachet 2011.  Renowned Burgundy critic Allen Meadows, from “Burghound.com” gave the 2011 Domaine d’Auvneary a 96 -point review.  Domaine d’Auvenary is owned and managed by Madame Lalou Bize-Leroy, the owner of Domaine and Maison Leroy respectively and the former co-owner of Domaine de la Romanee-Conti.  D’Auvenary owns 4 hectares across Burgundy including many of the Grand Crus.  Famed for their biodynamic farming, labor intensive vineyard practices and extremely low yields, d’Auvenay is extremely rare.  The Criots Batard Montrachet numbers only 300 bottles in most vintages. Criots Batard Montrachet is one of the smallest AOCs in all of France, covering just 1.6 hectares of land.  It is the most southerly of the grand cru vineyards with brown limestone soils allowing for good draining.  Chardonnay is exclusively grown here.

Purchase Details

Series Wine #2011CRIOTS intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on February 11, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Series Comics #SUPERMAN

The Asset

Series Comics #SUPERMAN intends to purchase Superman #1, DC, 1939, CGC 1.8.  Few comic book characters have permeated contemporary culture like Superman. Before becoming a staple of society via films, various media and merchandise, Superman started it all by appeared in Action Comics #1 in June 1938. It took a year for the character to merit its own comic books series. This example is the Superman #1 is iconic for its telling of the origin of Superman and the pin up of Superman on the back cover. Only 165 copies of the book have been submitted to CGC for grading. This example has been graded at 1.8 by CGC making it incredibly desirable.

CGC UNIVERSAL GRADE
1.8
OFF-WHITE Pages
Superman #1
D.C. Comics, Summer 1939
Jerry Siegel story
Joe Shuster cover and art
1968226001
Origin of Superman.
Superman pin-up on back cover.
SUPERMAN
10¢
64 PAGES OF ACTION!
ALL IN FULL COLOR
THE COMPLETE STORY OF THE DARING
EXPLOITS OF THE ONE AND ONLY
SUPERMAN

Imaged by Heritage Auctions, HA.com

Purchase Details

Series Comics #SUPERMAN intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on February 16, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Watch #SCHWARZENEGGER

The Asset

Series Watch #SCHWARZENEGGER intends purchase Audemars Piguet, Royal Oak Offshore Chronograph "Arnold Schwarzenegger" reference 26007BA.OO.D088CR.01 A 18k yellow gold automatic chronograph wristwatch with date, circa 2004. Leading Swiss mechanical watch manufacturer Audemars Piguet has been one of the most recognizable watch brands since it launched the Royal Oak collection in 1972. Designed by Gerald Genta, it is considered the very first luxury sports watch and has achieved iconic status. Royal Oak watches are sought after by collectors. Limited edition series of the Royal Oak are considered even more desirable. The current item is a limited-edition watch manufactured with Arnold Schwarzenegger's in a collaborative manner in 2003, only 400 were made. As a result, it is quite rare and in the past decade it has only come up for public sale a handful times. It is a beautiful sport-classic watch with a self-winding automatic chronograph mechanism. The 45 mm 18 carat gold case and clasp on a brown leather strap combined with the “tappiserie” dial is a sophisticated chocolate brown. It comes in its original box with a full set of papers.

Purchase Details

Series Watch #SCHWARZENEGGER intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on February 10, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Watch assets for a minimum of 1 month and a maximum of 20 years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the watch market, please see “The Company’s Business – Alternative Assets Markets.”

Series Art #PICASSO

The Asset

Series Art #PICASSO intends to purchase Pablo Picasso, Femme assise, 1922, pen and ink on paper, 11.3 x 8.8 inches. Pablo Picasso was a Spanish-born painter, sculptor, printmaker, ceramicist and theater designer. Regarded as one of the most influential artists of the 20th century, he is known for co-founding the Cubist movement, the invention of constructed sculpture, the co-invention of collage, and for the wide variety of styles that he helped develop and explore. Picasso's work is often categorized into periods. While the names of many of his later periods are debated, the most commonly accepted periods in his work are the Blue Period (1901–1904), the Rose Period (1904–1906), the African-influenced Period (1907–1909), Analytic Cubism (1909–1912), and Synthetic Cubism (1912–1919), also referred to as the Crystal period. Much of Picasso's work of the late 1910s and early 1920s is in a neoclassical style, and his work in the mid-1920s often has characteristics of Surrealism. His later work often combines elements of his earlier styles. The present work, Femme Assise, was executed in 1922 - 1923 and is an example of his neoclassical style. This work is unique and has been confirmed by the artist’s son, Claude Picasso, the current expert for the artist.

Purchase Details

Series Art #PICASSO intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on March 4, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Art #DALI

The Asset

Series Art #DALI intends to purchase Salvador Dali, Cavaliers sur la plage (recto), Equisse d'un chevalier avec lance (verso), 1937, gouache, pen and brush, and India ink on light brown paper (recto), pen and India ink (verso), 30 7/8 x 22 7/8 inches. Salvadore Dali was a Spanish surrealist artist renowned for his technical skill, precise draftsmanship, and the striking and bizarre images in his work. Dalí's artistic repertoire included painting, graphic arts, film, sculpture, design and photography, at times in collaboration with other artists. He also wrote fiction, poetry, autobiography and criticism. Major themes in his work include dreams, the subconscious, sexuality, religion, science and his closest personal relationships. The present work entitled Cavaliers sur la plage is a prime example of Dali’s fascination with the horseback riders. The artist completed an entire set of etchings and drawings related to Don Quixote throughout his career, one of which is in the collection of the Metropolitan Museum of Art in New York.

Purchase Details

Series Art #DALI intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on March 3, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Comics #HULK181

The Asset

Series Comics #HULK181 intends to purchase the Incredible Hulk #181, Marvel Comics, November 1974, CGC 9.8. Incredible Hulk #181 is a defining issue of the Bronze Age of comic books. Wolverine makes his first full appearance in this issue. While there were many other characters created and that debuted in this span of time, Wolverine has become a staple of society via films, various media and merchandise. As one of the most recognizable members of the X-men, Wolverine has been depicted in numerous animated shows and films over the last 20 years. Most notably portrayed by Oscar-nominated actor Hugh Jackman, the character has played an important role in the Marvel cinematic universe. When creating this issue of Incredible Hulk #181 writer Len Wein took what was originally intended to be an ancillary character and produced a legacy superhero. The iconic cover was illustrated by Herb Trimpe, who also drew the art that accompanied Len Wein's story. The current example is a Near Mint / Mint, 9.8 copy of this issue, as graded by CGC (Certified Guaranty Company). There is only one known copy in better condition, a 9.9 copy, making this 9.8 copy rare.

Purchase Details

Series Comics #HULK181 intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on March 18, 2022. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Timing of Distributions

We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the art market, please see “The Company’s Business – Alternative Assets Markets.”

Series Wine #CORTON CHARLEMAGNE 2015

The Asset

Series Wine #CORTON CHARLEMAGNE 2015 intends to purchase 3 bottles of the Coche Dury; Corton Charlemagne 2015. Corton Charlemagne is one of 33 grand cru appellations in Burgundy and measures a total of 57.7 hectare all of which is dedicated to Chardonnay. The vineyard was gifted to the religious community of the region by Emperor Charlemagne in 775 and remained in their continuous ownership for over 1000 years until the French revolution. Other makers of Corton Charlemagne include Domaine Domaine de la Romanee-Conti. Coche Dury makes their version of the “Corton Charlie” from .88 owned hectares which produced 1800 bottles in the ’15 vintage.

Purchase Details

On July 13, 2022, StartEngine Assets LLC entered into an option agreement with a third party seller (the Option Agreement”), pursuant to which the third party seller granted StartEngine Assets LLC an option to purchase any or all of the assets described above. The option to purchase such assets shall continue for a period of sixty days. The term may be extended by written agreement of either party. A standard form of the option agreement is included as Exhibit 6.3 to this offering statement of which this Offering Circular forms a part.

Series Wine #CORTON CHARLEMAGNE 2015 intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets LLC) on or shortly after the date the minimum offering amount is reached and after the Asset Manager has exercised its rights to purchase the underlying asset under the Option Agreement. Under the purchase agreement, the series will agree purchase from the Asset Manager the assets described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance.

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Series Wine #2020HAUT

The Asset

Series Wine #2020HAUT intends to purchase Chateau Haut-Brion Premier Grande Cru Classe 1855, Pessac-Leognan 2020 (60 bottles). Chateau Haut Brion is one of the legendary First Growths in Bordeaux and considered the most distinct, due to its illustrious history, distinct flavor profile and unusual bottle shape. 2015 is considered to be an exceptionally good vintage, and the ’20 Haut Brion received a 96 point critic’s rating.

Purchase Details

Series Wine #2020HAUT intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets) on or shortly after the date the minimum offering amount is reached, pursuant to which it will agree purchase from the Asset Manager the asset described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance. StartEngine Assets purchased the asset described above on December 12, 2021. A standard form of the purchase agreement is included as Exhibit 6.1 to this offering statement of which this Offering Circular forms a part.

Management of the Wine

Once we acquire the wine, it will be insured and then transported and warehoused in a climate-controlled, highly secure location (assuming the acquired asset is not already in such a location).

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We estimate that our wine assets will be bottled and eligible to be sold between 12 to 18 months after the date we acquire the wine en primeur. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Series Wine #BORDEAUXCOLLECTION

The Asset

Series Wine #BORDEAUXCOLLECTION intends to purchase 495 bottles of wine from the region of Bordeaux.

Year and Name	Number of Bottles
2019 Le Pin	1
2019 Cheval Blanc	6
2019 Lascombes	24
2019 Petit Mouton	6
2019 Canon la Gaffeliere	60
2018 Ausone	6
2018 Valandraud	12
2019 Mondotte	9
2018 Villemaurine	60
2018 Desmirail	108
2018 Le Coeur	24
2018 Dassault	80
2018 Pedesclaux	48
2017 Cheval Blanc	6
2017 Le Carillon de l'Angelus	24
2017 VCC	21

This offering covers a range of Bordeaux styles. The aforementioned wines come from coveted micro cuvees on the Right Bank to top classified growths from the Left Bank. All of the wines are from the recent highly rated vintages of 2017, 2018 and 2019 and each wine represented earned a score of 90 and above from various wine critics.

Purchase Details

On August 19, 2022, StartEngine Assets LLC entered into an option agreement with a third-party seller (the “Option Agreement”), pursuant to which the third party seller granted StartEngine Assets LLC an option to purchase any or all of the assets described above. The option to purchase such assets terminates on September 26, 2022. The term may be extended by written agreement of either party. A standard form of the option agreement is included as Exhibit 6.3 to this offering statement of which this Offering Circular forms a part.

Series Wine #BORDEAUXCOLLECTION intends to enter into a purchase agreement with its Asset Manager (StartEngine Assets LLC) on or shortly after the date the minimum offering amount is reached and after the Asset Manager has exercised its rights to purchase the underlying asset under the Option Agreement. Under the purchase agreement, the series will agree purchase from the Asset Manager the assets described above at a purchase price equal to the maximum offering amount for this series’ offering. Following the initial closing, the Administrative Manager intends to advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series. A standard form of the intercompany agreement is included as Exhibit 6.2 to this offering statement of which this Offering Circular forms a part. No interest will accrue on the advance owed to the Administrative Manager. The Company may close the entire Offering at one time or may have multiple closings. If any of the series shares offered remain unsold as of the final closing, such series shares shall be issued to the Administrative Manager in full satisfaction of its advance.

Timing of Distributions

We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

Market

For information on the wine market, please see “The Company’s Business – Alternative Assets Markets.”

Underlying Assets – Closed Series

As of the date of the report, the following chart details the information on the series that have closed.

For all of the closed series, StartEngine Assets LLC is both the Asset Manager and the Administrative Manager. With respect to the summary of distribution and liquidation rights, please note that the summary of terms qualified by reference to the operating agreement and capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the operating agreement. For information on the markets for those series please see “The Company’s Business – Alternative Assets Markets.”

Series Name	Asset Description	Close Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Wine #2020ANGE	36 bottles of Chateau Angelus Saint Emilion, 1er Grand Cru, Classé 'A'. Château Angélus is a Premier Grand Cru Classé A estate on south-facing slopes in Saint-Émilion, on the right bank of the Gironde in Bordeaux. The château was so named because of the presence of church bells that could be heard chiming from the original plots of vineyards, amplified by the natural amphitheater the hill of Saint-Émilion creates.	11/10/2021	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	1,527

Series Wine #2020AUSO	36 bottles of Chateau Ausone 2020 Saint Emilion 1er Grand Cru Classé 'A'.
	Château Ausone is one of the prestigious few Saint-Émilion producers with Premier Grand Cru Classé A status. It is relatively small compared to other top rated Bordeaux châteaux, and its 7-hectare (17-acre) vineyard is planted almost entirely to Cabernet Franc and Merlot. The estate is named for the 4th Century Roman poet Decimius Magnus Ausonius, who owned extensive property in Bordeaux, including some vineyards. The modern château and property date back to the 18th Century. Ausone's vineyard is on an elevated southeast-facing slope that is uncommonly steep for the region. Sheltered to the north and the west, the vineyard was spared from the devastating effects of the 1956 frosts that destroyed vines and vintages in many other parts of Bordeaux. Since the 1990s, Ausone has consistently received high critical praise, peaking with 100 points from critic Robert Parker for the 2000 vintage.	11/10/2021	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	2,931

Series Name	Asset Description	Close Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Wine #2020CERT	30 bottles of Vieux Chateau Certan 2020 Pomerol. The wine is a Bordeaux wine from the appellation Pomerol. The winery is located on the Right Bank of the Bordeaux wine region, in the commune of Pomerol in the department Gironde. As all wine produced in this appellation, Vieux Château Certan is unclassified, but the estate is long recognized as among the great growths of the region, and by some reckoned comparable to neighboring estate Château Pétrus.	11/10/2021	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	1,150

Series Wine #2020CHBL	18 bottles of Chateau Cheval Blanc 2020 Saint Emilion 1er Grand Cru Classé 'A'. Château Cheval Blanc (French for “White Horse Castle”), is a wine producer in Saint-Émilion in the Bordeaux wine region of France.	11/10/2021	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	1,158

Series Wine #2020PAVIE	60 bottles of Chateau Pavie 2020 Saint Emilion, 1er Grand Cru Classé 'A'. Château Pavie is a winery in Saint-Émilion in the Bordeaux region of France. It lies on the plateau to the southeast of Saint Emilion village. In 2012, it was classified in the first rank of the Classification of Saint-Émilion wine, as a Premier Grand Cru Classé (A), after having previously been a Premier Grand Cru Classé (B) since 1954.	11/10/2021	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	2,299

Series Wine #2016CHAM	1 bottle Domaine Georges Roumier, Chambolle-Musigny Premier Cru, Les Amoureuses. Domaine Georges Roumier is a historic, family run estate located in the small village of Chambolle in Burgundy. The name is synonymous with tradition and quality, and their wines are cult classics in the world of wine. Roumier only makes about 100-150 cases of the Amoureuses each year. 2016 is considered an exceptional Burgundy vintage.	4/21/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	516

Series Sports #JAMESREFRACTOR	LeBron James, Topps Chrome Refractors #111, 2003-04 (Rookie Card), BGS 10. Topps Chrome is possibly the most important series in the history of modern basketball cards. Started in the 1996-97 season and lasting until the 2009-10 season Topps Chrome is possibly one of the most important products in the history of modern basketball. One of the most widely sought-after rookie cards of all time comes from the 2003-04 season, #111 the LeBron James rookie card. This card is a BGS 10 which denotes the card is in pristine condition, of which there are only 38 known in existence.	6/2/2022	We anticipate holding our Sports assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	14,688

Series Art #WARHOLMARILYN

Andy Warhol, Marilyn, 1967, screen-print in colors, 36 x 36 inches, edition of 250.

Andy Warhol’s Marilyn Monroe is one of the most recognizable images in art history. Warhol created his first paintings depicting the famous star just after her tragic death in 1962. In 1967, Warhol created his first Marilyn screen-prints in what is now his signature squared portrait style. This specific colorway, affectionately called the “Black Marilyn” is considered by most to be the most valuable of the ten different colorway screen prints Warhol made for the portfolio. Limited to only 250 in the edition (there were also 26 artists proofs) has made this work incredibly rare and sought after, and as a result, commands increased attention when offered in the marketplace.

		7/8/2022	We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	30,240

Series Wine #2010PETRUS	12 bottles of Chateau Petrus 2010. Chateau Petrus is small estate in the hamlet of Pomerol, Bordeaux. Petrus is consistently one of the most expensive wine sold in Bordeaux with only 2-4,000 cases made each year dependent on the quality of the growing season.	8/5/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	5,953

Series Name	Asset Description	Close Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Art #JORDA NROOKIE

Michael Jordan, Fleer #57, 1986 (Rookie Card), PSA 10.

Few sports trading cards are as famous as the 1986 Fleer Michael Jordan Rookie Card. The portrayal of Jordan, suspended in midair, his expectant dunk just moments away has permeated society and pop culture. Condition is crucial for the Jordan Rookie Card due to border prone to chipping and low-quality cardstock. This card is graded a PSA 10, the highest possible score, asserting that it is in Gem Mint condition. There are only 319 cards known to be in this condition and as a result it is often used as a barometer for the entire sports card market.

		9/30/2022	We anticipate holding our Sports assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	43,200

Series Wine #2015HBRI	60 bottles of Chateau Haut-Brion Premier Cru Classe, Pessac-Leognan 2015. Chateau Haut Brion is one of the legendary first growths in Bordeaux and considered the most distinct, due to its illustrious history, distinct flavor profile and unusual bottle shape. 2015 is considered to be an exceptionally good vintage, and the ’15	9/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	4,138

Series Wine #2016BONMA	12 bottles of Domaine Georges Roumier, Bonnes Mares Grand Cru 2016. Domaine Georges Roumier is a historic, family run estate located in the small village of Chambolle in Burgundy. The name is synonymous with tradition and quality, and their wines are cult classics in the world of wine. They make wine from small plots around Chambolle, with the Grand Cru Bonnes Mares vineyard considered one of the very best.	9/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	2,897

Series Wine #2016MUSIG	1 bottle of Domaine Georges Roumier, Musigny Grand Cru 2016. Georges Roumier is a historic, family run estate located in the small village of Chambolle in Burgundy. The name is synonymous with tradition and quality, and their wines are cult classics in the world of wine. There are only 350 bottles made of Roumier Musigny each year and it hardly ever comes to the open market. The wine trades as one of the most expensive in any category and over any vintage.	9/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	2,123
Series Wine #2012CRISTAL

Cristal 2012 (36 bottles)

Antonio Galloni, from Vinous gave the 2012 Cristal 98 points.  Today, Cristal is made with 60% Pinot Noir and 40% Chardonnay.  It is made only in the very best vintages. Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris.  Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.

		11/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	2,390
Series Wine #2008DOMP

Dom Perignon 2008 (60 bottles)

Critics Jeb Dunnuck, James Suckling and Antonio Galloni of Vinous media all awarded ‘08 Dom Perignon with a 98 point score.  Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris.  Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.

		11/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	1,904
Series Wine #2012DOMP

Dom Perignon 2012 (60 bottles)

Antonio Galloni, from Vinous awarded the 2012 DP a 97 -point review.  Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris.  Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.

		11/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	7,360
Series Wine #2006DOMP

Dom Perignon 2006 (60 bottles) Critic James Suckling, from James Suckling, gave the 2006 a 97 point review.

Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris.  Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.

		11/30/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	8,115
Series Art #BANKSYLAUGH	Banksy, Laugh Now, 2003, Screenprint in colors on wove paper, 27.6 x 19.7 inches, Edition 50 of 150	11/30/2022	We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	19,425
Series Watch #ROLEX 6265	Rolex 6265/0 3972587 silver sigma dial - box and original warranty paper. ca 1975	11/30/2022	We anticipate holding our Watch assets for a minimum of 1 month and a maximum of 20 years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.	(1)	10,500
Series Watch #PEPSI	Rolex 16750 R414844, GMT, Pepsi, Steel ca 1987.	11/30/2022	We anticipate holding our Watch assets for a minimum of 1 month and a maximum of 20 years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.	(1)	8,400
Series Wine #2009PETRUS	Chateau Petrus 2009 (12 bottles). Chateau Petrus is small estate in the hamlet of Pomerol, Bordeaux. Petrus is consistently one of the most expensive wines sold in Bordeaux with only 2-4,000 cases made each year dependent on the quality of the growing season. 2009 is considered an opulent vintage and received a perfect 100-point critic’s score by Robert Parker of The Wine Advocate.	12/5/2022	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	5,936

(1) Distribution / Liquidation Rights

Distribution Rights

To the extent there is “Free Cash Flow” for the series, our Managing Member intends to declare and pay distributions as follows:

●	80% to the shareholders of the series in accordance with their percentage interest; and

●	20% as the “Service Fee” to the Managers.

Distributions will be paid out of the available “Free Cash Flow” of a series, which consists of the net income (as determined under GAAP) generated by such series (before accounting for the Service Fee) plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses and/or and amounts that were previously retained as cash reserves that, during such period, the Managing Member determines are no longer needed by our company) and less any capital expenditures related to the underlying assets related to such series.

Liquidation Rights

In connection with the liquidation of a series, whether as a result of the dissolution of our company or the termination of such series, all property and Free Cash Flows in excess of that required to discharge liabilities that are contingent, conditional or unmatured, shall be distributed as follows:

●	First, to the holders of the shares of the series on an equal per share basis until they have received their capital contribution;

●	Second, 20% to Managers of the series and 80% to the holders of shares of the series on an equal per share basis.

(2) Distribution / Liquidation Rights

Distribution Rights

To the extent there is Free Cash Flow for the series, our Managing Member intends to declare and pay distributions to the shareholders of the series equal to:

●	First, to the holders of the shares of the series an amount equal to a return on their investment equal to an annual rate of 4% (the “Preferred Return”); and

●	Second, 50% to the Managers of the series as a “Service Fee” and 50% to the holders of shares of the series on an equal per share basis.

To the extent the Preferred Return is not paid in a particular period, the amount of unpaid Preferred Return will accrue and will be paid if and when there are available funds in the Free Cash Flow.

Distributions of Preferred Return will be paid out of the available “Free Cash Flow” of a series, which consists of the net income (as determined under GAAP) generated by such series (before accounting for the Service Fee) plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses and/or and amounts that were previously retained as cash reserves that, during such period, the Managing Member determines are no longer needed by our company) and less any capital expenditures related to the underlying assets related to such series. Any amounts remaining after payment of the Preferred Return and Service Fee will be distributed on a pro-rata basis to shareholders of a series, if available.

Alternative Assets Markets

Overview

Investing in alternative assets, specifically the collectible assets that we are targeting (e.g. fine art, wine, watches, trading cards, comics, cars, memorabilia) has been a risky venture for those without a deep knowledge of those assets and their resale market, and without large pools of resources for broker fees and auction house commissions, authentication knowledge, as well as the cost and resources involved in proper shipping, storage and insurance. Further, excessive costs and few options for liquidity have hindered access to investing in these alternative assets.

We are working to democratize investing in alternative assets, providing quality investment opportunities in an asset class that have previously been out of reach for many investors. Our Asset Manager, StartEngine Assets LLC, has identified promising, investment-grade wines to purchase. See “The Underlying Assets” above. Our mission is to help investors enjoy the profits of investing in collectibles such as fine art, wine, watches, trading cards, comics, cars, memorabilia as an asset class in one click.

Grading Systems

For certain assets we rely on industry used grading system or grading companies in our evaluation of the assets. None of these industry grading system reports are incorporated by reference into this offering statement, of which this offering circular is part, and none have been prepared specifically for the offerings contemplated herein. StartEngine Assets LLC utilizes the grading system reports as tools to evaluate the assets. For the grading system for a particular object.

Trading Card Assets

Professional Sports Authenticator (“PSA”) is the largest and most respected third-party authentication and grading company in the world for trading cards and memorabilia.

Authentication is the process of verifying the originality or genuineness of a trading card. Grading is assessing the quality and condition of a trading card using PSA’s 10-point grading scale. Grading can only take place after a trading card has been deemed authentic. Grading ranges from 1 (poor) to 10 (gem mint). The cards are rated on a variety of attributes, including the quality of the corners of the card, gloss, existence or extent of stains, location of the images (e.g., are they centered), etc. Though PSA does provide some guarantees for cards assessed on its system, it is unclear if the company or any series would be able to pursue a claim if such a problem arose and/or if it would be successful.

Comic Assets

Certified Guaranty Company (“CGC”) is a leading third-party grading service for comic books, magazines, concert posters and more. CGC utilizes a multi-step process to grade the collectibles on a 10-point grading scale from .5 (poor) to 10 (gem mint). The assets are rated a variety of attributes, including the quality of paper (e.g., color, brittleness, etc.), discoloration, missing pages, number and size of defects, etc. Though CGC does provide some guarantees for collectibles assessed on its system, it is unclear if the company or any Series would be able to pursue a claim if such a problem arose and/or if it would be successful.

Industry Overview and Market Opportunity

Despite their size, the alternative assets markets that we invest in, including fine art, wine, watches, trading cards, comics, cars, memorabilia, are complex and often misunderstood due to their opaque nature. Unlike traditional asset classes such as equities or fixed income, there is a lack of transparency due to the limited publicly available data. The markets tend to be made and largely executed through private transactions, making it difficult for outsiders to gain insight. We believe there is an opportunity to use our platform to make these markets more liquid and transparent for investors of all means and backgrounds.

Additionally, we believe that there is an opportunity to capture the shifting tastes of millennial retail investors. The 2018 U.S. Trust Insights on Wealth and Worth survey on wealthy household’s found that while baby boomers and older investors rely primarily on traditional stocks and bonds, younger investors, especially millennials, are more likely to incorporate alternative strategies into their investment portfolios. Millennials allocate 17% to alternatives and assets other than stocks, bonds and cash. It also found that 61% of millennial investors think it is not possible to achieve above-average returns by investing solely in stocks and bonds anymore and are looking for alternative investments. For example, the report showed that millennials are the fastest growing segment of art collectors, up 8% year-over-year and comprising 36% of total respondents. We believe these shifts in millennial investing tastes suggest there will be more interest in investing in alternative assets. We believe we are uniquely suited to capitalize on this increased interest, potentially leading to more capital for the company to work with, providing it with increased buying power and other advantages related to economies of scale, and ultimately providing greater value to investors in our company moving forward.

Wine Assets

Our Administrative Manager also often looks to purchase wines “en primeur” – a method of purchasing wines while the wine is still in the barrel (i.e. before the wine is bottled). A potential advantage of buying wines en primeur is that the wines may be acquired cheaper than if acquiring the same wine once bottled and released to the market. However, this is not guaranteed – and some wines may even lose value over time. Wines bought en primeur are generally sold once bottled, to take advantage of the potential mark-up in the price of the wine.

We believe that fine wines can be tools used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns. Fine wine is an asset class that has consistently outperformed the S&P 500 over the last 30 years. According to a 2018 article published by a Morgan Stanley analyst, Liv-ex Fine Wine 100 Index, which tracks the price movement of 100 of the most actively traded wines in the world, showed returns over a 10-year period exceeding that for FTSE and S&P 500, with lower volatility than gold.

According to The Wine Market Forecast 2017 – 2023 report published by Zion Market Research, the global wine market was valued at approximately $302.02 billion in 2017 and is expected to generate revenue of around $423.59 billion by the end of 2023. A recent report published by Mordor Intelligence forecasts that the global wine market will grow at a CAGR (Compound Annual Growth Rate) of around 5.8% between 2019 and 2024. The report attributes this growing demand to changing tastes, innovations in exotic flavor and increased global business networks. It states that wine consumption is increasing in the large markets of the Asia-Pacific, with China dominating the market in the region. It also states that there is a surging demand for tropical fruit and sparkling wines among millennials and other generations. These trends indicate that demand for wine is on the rise, which we believe will benefit our company is well-positioned to benefit from as an investor in these wine assets – however, please note that these statements about the wine industry and potential growth rates in the wine industry do not reflect the value of or potential returns on the shares of our company or of any of our series.

The secondary market for fine wine currently sits at around $5 billion, according to a 2018 Bloomberg article – a fraction of the $302 billion global wine market. We believe these are promising statistics that will attract retail investors to the prospect of investing in fine wines as an asset class in general.

Based on the market forecasts set out above, we expect the fine wine market to grow and present unique opportunities moving forward for investors looking for an uncorrelated alternative asset class.

Fine Art Assets

We believe that fine art can be a tool used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns. Fine art is an asset class that has consistently outperformed the S&P 500 over the last 25 years. According to a 2018 article published by a Citibank Global Art analyst, Contemporary Art showed returns over 14% as of December 2020, versus a 9.5% annual return from the S&P 500.  The same article found that over the 25 years, Contemporary Art (defined as works created from 1945 through now) recorded losses in only 4% of cases, over 3-year investment periods.

The Art Basel and UBS Global Art Market Report written by the cultural economist Dr. Clare McAndrew and published by Art Basel and UBS found that global sales of art and antiques reached an estimate $50.1 billion dollars. The same report found that online sales of art and antiques reached a record high of $12.4 billion dollars, doubling in value on the previous year and accounting for a record share of 25% of the market’s value. The United States lead the market share with 42% of global sales values. We believe these are promising statistics that will attract retail investors to the prospect of investing in fine art as an asset class in general.

However, please note that these are historical returns for the art market as a whole, and do not reflect the value of or potential returns on the shares of our company or of any of our series.

Based on the market forecasts set out above, we expect the fine art market to grow and present unique opportunities moving forward for investors looking for an uncorrelated alternative asset class.

Trading Card Assets

We believe that trading cards, especially sports trading cards, can be a tool used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns. Sports cards are an asset class that has consistently outperformed the S&P 500 over the last 25 years. The PWCC 500 index, which is essentially the S&P 500 for trading cards, has reported a 12-year ROI (return on investment) of 175% compared to just 102% for the S&P 500.

According to Verified Market Research the global sports card trading market is estimated at $13.83 billion dollars in 2019 and is projected to reach $98.75 billion by year 2027 which represents growing at a compounded annual growth rate of 23.01% from 2020 to 2027. This market has witnessed strong growth brought on by technological advancements, the popularity of grading services, and the parallels between fantasy sports, sports betting, and trading cards. Although the trading card market is traditionally associated with sports, non-sports trading cards such as Pokemon or Magic Gathering cards have also grown in value, they are eclipsed by the traditional sports cards like baseball, basketball, and football. Autographed sports cards have the largest market share followed by traditional image cards.

However, please note that these are historical returns for the sports card trading market as a whole, and do not reflect the value of or potential returns on the shares of our company or of any of our series.

Based on the market forecasts set out above, we expect the trading card market to grow and present unique opportunities moving forward for investors looking for an uncorrelated alternative asset class.

Comic Assets

We believe that comic books and original comic artwork can be a tool used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns. Unlike some of the other assets, there is no market index that quantifies the performance in this area. However, the reports from public auctions do provide some transparency in this area. According to public reports, the market has been growing in value, for instance.

The value of the comic assets can be based on a variety of criteria, including scarcity (e.g., limited run); popularity of writers and artists; whether there are film and television adaptations; condition of the asset; and if the particular comic book contains a key issue of the series (e.g., initial appearance and/or death of a character, appearance of crossover characters from other series, etc.).

However, please note that any historical returns for the comics market as a whole, do not reflect the value of or potential returns on the shares of our company or of any of our Series.

Watch Assets

We believe that watch assets can be a tool used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns. Unlike some of the other assets, there is no market index that quantifies the performance in this area. However, the reports from public auctions do provide some transparency in this area. According to public reports, the market has been growing in value, for instance.

The value of the watch assets can be based on a variety of criteria, including scarcity (e.g., limited run); popularity of the brand and condition of the asset.

However, please note that any historical returns for the watch market as a whole, do not reflect the value of or potential returns on the shares of our company or of any of our Series.

Our Business

StartEngine Collectibles Fund I LLC is a series limited liability company formed on October 14, 2020, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. We intend that each series of interests will own its own underlying assets, which will be “collectibles” – generally, assets of limited quantity that have a perceived or demonstrated value. We anticipate that the assets can be broad in scope, ranging from items typically thought of as collectibles (e.g., fine art, wine, watches, trading cards, comics, cars, memorabilia) to assets that are much more unique, including copyright assets. We hope to redefine what it means to be a “collectible”. A new series of interests will be issued for future collectibles or other alternative assets to be acquired by us. Each series can own one type of assets or a variety of assets.

We believe that alternative assets are capable of delivering quality returns to investors. However, investing in alternative assets can often require significant financial resources and significant knowledge about the underlying assets and the assets’ respective industries. Due to these high barriers to entry, access to investments in alternative assets have been restrained to a fraction of the global economy. Even those that do have access to top quality alternative investments are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in alternative assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible for many investors.

We plan to democratize alternative asset investing by providing access, liquidity and transparency. For different types of assets, we have and are gathering a team of individuals with knowledge and experience needed to effectively select and actively manage such assets. Investing in our series will give investors access to “collectible” assets that we deem to be valuable.

We plan to target the acquisition of underlying assets ranging in price anywhere from $50,000 to $5,000,000. Some assets may also be below this range. See “The Company’s Business” for more information on our business and plan of operations and “The Underlying Assets” for a description of the underlying assets and information on the series.

Our company has closed 21 series as of the date of this report, each of which is described in this report.

Members of our company

Members of our company include owners of shares of our company or shares of our series.

An investor who has purchased shares in one of our series in this offering will become an “Economic Member” of a series of our company (as defined in our limited liability company agreement filed as Exhibit 2.2, or our “operating agreement”). No Economic Member, in its capacity as such, will participate in the operation or management of the business of our company or any series, nor transact any business in our company or any series.

Managers of our company

As set forth in its operating agreement, StartEngine Collectibles Fund I LLC has two Managers – a Managing Member, and an Administrative Manager.

Managing Member

StartEngine Assets LLC, a Delaware limited liability company formed on May 18, 2020, is the Managing Member of our company, As Managing Member, it has the full power and authority to do, and direct other Managers of our company or series to do, any and all things it determines to be necessary or appropriate to conduct the business of our company and each series, without the consent of our Economic Members.

In the event of the resignation of our Managing Member of its rights, obligations and respective title as a Managing Member, the non-resigning Managers of our company will nominate a successor Managing Member and the vote of a majority of the shares held by Economic Members will be required to elect a successor Managing Member.

Holders of shares in each series have the right to remove the Managing Member, by a vote of two-thirds of the holders of all shares in each series (excluding our Managing Member), in the event our Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company. If so convicted, our Managing Member shall call a meeting of all of the holders of every series of shares within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our Managing Member as Managing Member of our company and each series. If our Managing Member fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, our Managing Member shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve our company (and therefore each series), the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event our Managing Member is removed as Managing Member of our company, it shall also immediately cease to be Managing Member of each series.

Administrative Manager

StartEngine Assets LLC is also the Administrative Manager of our company. As the Administrative Manager, StartEngine Assets LLC will be the investor liaison to our company, and will, among other things, assist with communications to our investors, provide shareholder services to our investors, and handle the distributions of dividends, and overseeing our shareholder records. Further the Administrative Manager will source and secure the rights to the underlying assets in each series. StartEngine Assets LLC will coordinate with its affiliates who will serve our company in various capacities, including StartEngine Secure LLC, who will act as our transfer agent, StartEngine Primary LLC, who, through its alternative trading system, StartEngine Secondary LLC, who will facilitate resales of our shares, and StartEngine Crowdfunding, Inc. that owns and operates an online investment platform www.startengine.com where investors will be able to purchase shares of our series.

Other Management Provisions

The Managing Member will generally not be entitled to vote on matters submitted to the holders of our shares.  Our Managing Member will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as Managing Member.

The operating agreement further provides that our Managing Member, in exercising its rights in its capacity as the Managing Member, will be entitled to consider only such shares and factors as it desires, including its own shares, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Managing Member will not have any duty (including any fiduciary duty) to our company, any series or any of the interest holders.

Series of our Company

The Managing Member of our company may, at any time and from time to time cause our company to establish in writing (each, a “Series Designation”) one or more series of the company. The terms and conditions for each series established will be set forth in the Series Designation, as applicable, for the series, and the Series Designation will, upon approval by the Managing Member, become a part of our operating agreement.

The Series Designation establishing a series may:

(i)	specify a name or names under which the business and affairs of such series may be conducted;

(ii)	designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of shares of such series and the Members of that series

(iii)	designate or authorize the designation of specific officers of a series.

In the event of a conflict between the terms and conditions of our operating agreement and a Series Designation, the terms and conditions of the Series Designation will control.

Each of the series of our company operates as if it were a separate limited liability company.

Managers of our Series

Our operating agreement requires that each series of our company have an Asset Manager and Administrative Management, which will be StartEngine Assets LLC, unless otherwise set forth in the applicable Series Designation of a series of our company (the terms of which are set by our Managing Member.) The Managing Member is also the Managing Member of each series, but does not intend to govern the day-to-day operations of any series of our company.

Asset Manager

The primary duty of the Asset Manager is to manage the underlying assets related to its series. The Asset Manager has sole authority and complete discretion over the care, custody, maintenance and management of each underlying asset held by a series and to take any action that it deems necessary or desirable in connection therewith. It also is responsible for directing or performing the day-to-day business affairs of a series, including identifying assets for acquisition. StartEngine Assets LLC is the Asset Manager for all our series.

Administrative Manager

Each series must also have an Administrative Manager. Unless otherwise noted in the series designation for a particular series, StartEngine Assets LLC will serve as the Administrative Manager for each series, and will perform substantially the same services as it does for our company.

Our Managing Member has delegated to the series Managers broad asset management and operational powers over the series. In these capacities, the series Managers of a particular series will (among other things):

•	Oversee overall investment strategy, such as investment selection criteria and asset disposition strategies;

•	Serve as the investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in, redeveloping and eventually selling a diversified portfolio of the series assets;

•	Manage and/or perform the various administrative functions necessary for the day-to-day operations and management of the series assets;

•	Provide or arrange for third party administrative services, legal services, office space and other overhead items necessary for and incidental to acquisition, management and disposition of series assets;

•	Maintain reporting, record keeping, internal controls and similar matters with respect to the series assets in a manner to allow our company to comply with applicable law, including the requirements of under Section 18-215 of the LLC Act;

•	Monitor and evaluate the performance of the investments, provide daily management services and perform and supervise the various management and operational functions related to the series assets;

•	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement and marketing of investments on an overall portfolio basis;

•	Recommend distribution policies for each series to the Managing Member and, subject to approval by the Managing Member, authorize distributions from time to time; and

•	Manage communications with Economic Members.

Other Rights of our Managers

No Managers or any of their affiliates who hold any shares of any series of the company will be entitled to vote on matters submitted to the shareholders.

Our operating agreement further provides that each Manager of the company or a series, in exercising its rights in its capacity as a Manager, will be entitled to consider only such shares and factors as it desires, including its own shares, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any of the shareholders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Managers will not have any duty (including any fiduciary duty) to our company, any series or any of the interest holders.

Advisory Board

Our Managing Member may establish an advisory board comprised of experts in a particular industry to provide guidance and strategic advice to our company, or a particular series of our company. For our company, this may be advising on the creation of a particular series with a new asset class focus. For our series, this may be assisting in identifying, acquiring, and managing the particular assets of that series, or advising on other general business matters.

Members of the Advisory Board will not be Managers or officers of our company or any series and will not have any fiduciary or other duties to the shareholders of any series.  They will not be entitled to compensation by our company or any series in connection with their roles as members of the Advisory Board, but our company or any applicable series will reimburse a member of the Advisory Board for any out-of-pocket expenses or costs actually incurred by it or any of its affiliates on behalf of our company or series.

Operating Expenses

Each series will be responsible for the following costs and expenses attributable to the activities of our company related to such series (we refer to these as “Operating Expenses”):

•	forming and operating subsidiaries;

•	brokerage and sales fees and commissions;

•	the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of assets of a series;

•	meetings with or reporting to the Managing Member or relevant Asset Manager;

•	any and all third-party charges and out-of-pocket costs and expenses incurred in connection with the management of the assets of a series, including import taxes, income taxes, storage, security, valuation, custodial, marketing and utilization of the series asset;

•	any third-party charges and out-of-pocket costs and expenses incurred in connection with preparing any reports and accounts of each series of shares, including any blue-sky filings required in order for a series of shares to be made available to investors in certain states and any annual audit of the accounts of such series of shares (if applicable) and any reports to be filed with the SEC;

•	any and all insurance premiums or expenses, including directors and officer’s insurance covering for indemnified persons;

•	any withholding or transfer taxes imposed as a result of any transaction in its investments or on its or our company’s income or distributions;

•	any governmental fees imposed on the capital of our company or a series or incurred in connection with compliance with applicable regulatory requirements;

•	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our company, a series, the Administrative Manager or the Asset Manager in connection with the affairs of our company or a series;

•	the fees and expenses of any administrator, if any, engaged to provide administrative services to our company or a series;

•	all custodial fees, costs and expenses in connection with the holding of a series asset or shares;

•	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Managing Member in connection with a series;

•	the cost of the audit of our company’s annual financial statements and the preparation of its tax returns and circulation of reports to Economic Members;

•	the cost of any audit of a series annual financial statement, the third party charges, and out-of-pocket costs and expenses incurred in connection with making of any tax filings on behalf of a series and circulation of reports to Economic Members;

•	any indemnification payments;

•	the fees and expenses of our company’s or a series counsel in connection with advice directly relating to our company’s or a series’ legal affairs;

•	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Managing Member or any Manager in connection with the operations of our company or a series; and

•	any similar expenses that may be determined to be Operating Expenses, as determined by the Administrative Manager in its reasonable discretion.

Operating expenses may be paid by the Managers of a series on behalf of the series. If so, the series will reimburse the Managers for such Operating Expenses.

Our Managers will bear their own expenses of an ordinary nature, including, all costs and expenses on account of rent (other than for storage of the underlying assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the underlying assets).

If the Operating Expenses exceed the amount of revenues generated from an underlying asset and cannot be covered by any Operating Expense reserves on the balance sheet of such underlying asset, our Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, on which our Managing Member may impose a reasonable rate of interest, and be entitled to the Reimbursement, and/or (c) cause additional shares to be issued in the such series in order to cover such additional amounts.

Offering and Formation Expenses

Fees incurred in connection with formation of our company or a series and executing the Offering, such as underwriting (including broker or dealer fees), legal, accounting, escrow and compliance costs related to a specific offering must be borne by that series or our company. To the extent Offering and Formation Expenses are paid by Managers of our company or a series, our company or series must reimburse such fees to the applicable Managers who paid such fees.

We anticipate that a total of $120,000 in Offering and Formation Expenses will be incurred in connection with this offering. These expenses will be allocated in accordance with our allocation policy.

Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed shall not exceed 0.50% of the aggregate gross proceeds from an offering of that series. If the sum of the total unreimbursed amount of such offering and Formation Expenses, plus new costs incurred since the last reimbursement payment, for that series exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.50% limit), calculated on an accumulated basis, until the Managing Member and relevant Asset Manager have been reimbursed in full.

Additionally, no series will be allocated Offering and Formation Expenses to be reimbursed to the Managers of our Company in excess of 5% of the maximum offering amount of that particular series.

For certain series, our Managing Member has assumed and will not be reimbursed for Offering and Formation Expenses for that series. For a particular series, see “Use of Proceeds to Issuer”.

Indemnification of our Managers

The operating agreement provides that none of our Officers, our Managers, or the Managers of any series, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of our Managers (including the Managers of our series), members of the Advisory Board, nor persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Each series will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company or such series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Asset Acquisition

Our company (through its series) plans to acquire underlying assets primarily through the following methods:

i.	Upfront purchase – our company acquires an underlying asset from an asset seller prior to the launch of an offering related to a series;

ii.	Purchase agreement – our company enters into an agreement with an asset seller to acquire an underlying asset, which may expire prior to the closing of the offering for the related series, in which case our company is obligated to acquire the underlying asset prior to the closing of that series’ offering; or

iii.	Purchase option agreement – our company enters into a purchase option agreement with an asset seller, which gives our company the right, but not the obligation, to acquire the underlying asset

In the case where an underlying asset is acquired prior to the launch or closing of a series offering, as the case may be, the proceeds from the associated offering, net of any Offering Expenses or other Acquisition Expenses or Sourcing Fee, will be used to reimburse our company for the acquisition of the underlying asset or repay any loans made to our company, plus applicable interest, to acquire such underlying asset.

Rather than pre-purchasing an underlying asset before the closing of an offering, our company may also negotiate with asset sellers for the exclusive right to market an underlying asset to investors for a period of time.  The Company plans to achieve this by pre-negotiating a purchase price (or desired amount of liquidity) and entering into an asset purchase agreement or a purchase option agreement with an asset seller for an underlying asset, which would close simultaneously upon the closing of the offering of shares in the series associated with that underlying asset. Then, upon the closing of a successful offering, the asset seller would be compensated with a combination of cash proceeds from the offering and, if elected, equity ownership in the series associated with the underlying asset (as negotiated in the agreement for such underlying asset) and title to the underlying asset would be held by, or for the benefit of, the applicable series.

In some cases, an asset seller or the Administrative Manager may be issued shares in a series:

•	as part of total purchase consideration to the asset seller and/or Administrative Manager; or

•	repay an advance owed to the Administrative Manager (no interest will accrue on the advance owed to the Administrative Manager).

If our company enters into a purchase agreement or purchase option agreement with a seller, it is possible that the agreement will not close, even if sufficient funds are raised in an offering to fund the purchase. Funds from a series’ offering will be held in escrow, and will be returned to investors without interest if the asset purchase agreement or purchase option agreement fails to close.

Following the initial closing, the Administrative Manager may advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series.

Additional details on the acquisition method for each underlying asset can be found in the “Series Offering Table” and in the “Use of Proceeds” section for each respective series.

Asset Liquidity

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. Liquidity for investors would be obtained through distributions to investors as well as by transferring their shares in a series.

We intend to list our securities on StartEngine Secondary, an alternative trading system or “ATS,” operated by an affiliate of the Managing Member and Administrative Manager of our company, StartEngine Primary LLC.  However, this ATS is a new entrant to the market, and there is no guarantee that there will be frequent trading on the ATS and, specifically, trading of our shares. Further, even if there is trading, there may be no guarantee that anyone would be interested in purchasing the shares you have purchased in this offering at your desired price or any price at all.

For specific liquidity considerations for the assets, see “The Underlying Assets” above.

Allocations of Expenses

To the extent relevant, Formation and Offering Expenses, and Operating Expenses and any indemnification payments made by our company will be allocated among the various series in accordance with our Managers’ allocation policy, a copy of which is available to investors upon written request to our Managing Member. The allocation policy requires our Administrative Manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable series. If, however, an item is not allocable to a specific series but to our company in general, it will be allocated pro rata based on the NAV of the series (before accounting for the allocated expenses) (“Adjusted NAV”), as reasonably determined by our Administrative Manager or as otherwise set forth in the allocation policy. However, initial offering expenses will initially be allocated to the current series, and then will reallocated based on the number of series that have qualified within one year of our initial qualification. By way of example, as of the date of this Offering Circular, it is anticipated that expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific underlying asset)
Formation and Offering Expenses Incurred Prior to Qualification of the Offering and related to series that have qualified within one year of the qualification date of this offering	Filing expenses related to the submission of regulatory paperwork for a series	Allocatable in equal shares to each series of our company that have qualified within one year of qualification date of this offering*

	Legal expenses related to the submission of regulatory paperwork for a series	Allocatable in equal shares to each series of our company that have qualified within one year of qualification date of this offering*

	Audit and accounting work related to the regulatory paperwork for a series	Allocatable in equal shares to each series of our company that have qualified within one year of qualification date of this offering*

	Escrow agent fees for the administration of escrow accounts related to an offering of a series	Allocable pro rata to the number of escrow accounts on created on behalf of a series during the relevant period*

	Compliance work including diligence related to the preparation of a series	Allocatable in equal shares to each series of our company that have qualified within one year of qualification date of this offering*

*Offering and Formation Expenses allocable to a series of our company will not exceed 5% of the maximum offering amount of the series in which they relate. To the extent applicable, any Offering and Formation Expenses remaining after such allocations may be allocated among the remaining series of the Company.

Other Formation and Offering Expenses	Filing expenses related to the submission of regulatory paperwork for an amendment to this Offering Circular for a series	Allocatable in equal shares to the series in which they relate*.

	Legal expenses related to the submission of regulatory paperwork for a series	Allocatable in equal shares to the series in which they relate*

	Audit and accounting work related to the regulatory paperwork or a series	Allocatable in equal shares to the series in which they relate*

	Escrow agent fees for the administration of escrow accounts related to the offering	Allocable pro rata to the number of escrow accounts on created on behalf of a series during the relevant period*

	Compliance work including diligence related to the preparation of a series	Allocatable in equal shares to the series in which they relate*

*Offering and Formation Expenses allocable to a series of our company will not to exceed 5% of the maximum offering amount of the series in which they relate. To the extent applicable, any Offering and Formation Expenses remaining after such allocations may be allocated among the remaining series of the Company.

Operating Expense	Insurance	Allocable pro rata to the adjusted NAV of underlying assets

	Storage	Allocable pro rata to the number of underlying assets

	Pre-purchase inspection	Allocable pro rata to the number of underlying assets

	Preparation of marketing materials	Allocable pro rata to the adjusted NAV of the relevant series

	Acquisition costs (including due diligence)	Allocable pro rata based on the value for the underlying assets that it relates

	Appraisal and valuation fees	Allocable pro rata to the number of underlying assets

	Custodial fees	Allocable pro rata based on the value for the underlying assets that it relates

	Maintenance	Allocable pro rata based on the value for the underlying assets that it relates

	Ongoing reporting requirements (e.g. Reg A+ or Exchange Act reporting)	Allocable pro rata on the adjusted NAV of the series

	Audit, accounting and bookkeeping related to the reporting requirements of the series	Allocable pro rata on the adjusted NAV of the series

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata on the value of each underlying assets to which the payments relate

Notwithstanding the foregoing, our Managers may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

Tax Matters

Our company intends to elect for each series of shares in the company to be taxed as a “C” corporation under Subchapter C of the Internal Revenue Code of 1986, as amended, and expects that each series will be treated as a corporation for all federal and state tax purposes. Thus, each series of shares will be taxed at regular corporate rates on its income, including any gain from the sale or exchange of the assets that will be held by each series, before making any distributions to shareholders

Our company has designated five series as of the date of this Offering Circular, each of which is described below.

Employees

Currently, the company does not have any employees.

Intellectual Property

The company does not own any patents, copyrights or trademarks.

Litigation

The company and its executive officers are not currently a party to any legal proceedings.

Government Regulation

Regulation of the wine industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business, including dealer and sales licenses, and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us or each series of interests to significant damages or other penalties.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

StartEngine Collectibles Fund I LLC (“we”, “us”, “our”, or “the company”) is a series limited liability company formed on October 14, 2020, pursuant to Section 18-215 of the Delaware Limited Liability company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. The company has been engaged primarily in acquiring and managing underlying assets, which are “collectibles” – generally, assets of limited quantity that have a perceived or demonstrated value (e.g., fine art, wine, watches, trading cards and comics). Each series can own one type of assets or a variety of assets. StartEngine Assets LLC (our “Manager” or “Managing Member”) is the Administrative Manager for the company and each series, the Asset Manager for each series and the managing member of the company.

We offer and sell interests under Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in a number of separate individual series, and investors in any series acquire a proportional share of income and liabilities as they pertain to a particular series.

Emerging Growth Company

Upon the completion of our initial offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three year period.

Operating Results – Fiscal Year Ended December 31, 2022 and from Fiscal Year Ended December 31, 2021

Revenues are generated at the series level. From December 31, 2022 through December 31, 2021, no series generated any revenues. Our series may not generate any revenue until a liquidation event – i.e. the sale of the underlying assets.

We had $12,500 in operating expenses for the fiscal year ended December 31, 2022. We anticipate that the Managing Manager will assume these expenses. Unless such expenses are assumed by the Managing Member, each series will be responsible for its own operating and formation expenses, such as storage and insurance beginning on the closing date of the offering of such series.

Liquidity and Capital Resources

For all of our series, the Administrative Manager has chosen not to allocate costs to each series. The Managing Member is assuming all Offering and Formation Expenses and all current costs related to our series.

In the normal course of business, the Series have and will acquire underlying assets from the Manager in exchange for cash or promissory notes, which may or may not be interest bearing. Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

The company’s Administrative Manager intends to establish other companies that intend to raise funds and operate under their intended business plan. Although there are no transactions with related entities other than described above, the Administrative Manager is able to influence the company’s operations for the benefit of other companies under its control.

Asset Liquidity

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. We anticipate holding our assets for the following time frames:

ASSET	TIME FRAME
Wine	Minimum of one year, and a maximum of six years.
Art	Minimum of one year and a maximum of twenty years.
Watches	Minimum of one year and a maximum of twenty years.

For all of our assets, we intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

We intend to list our securities on StartEngine Secondary, an alternative trading system or “ATS,” operated by an affiliate of the Managing Member and Administrative Manager of our company, StartEngine Primary LLC.  However, this ATS is a new entrant to the market, and there is no guarantee that there will be frequent trading on the ATS and, specifically, trading of our shares. Further, even if there is trading, there may be no guarantee that anyone would be interested in purchasing the shares you have purchased in this offering at your desired price or any price at all.

Cash and Cash Equivalent Balances

As of December 31, 2022, the company’s cash and cash equivalents was $0.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Managers

Our company operates under the direction StartEngine Assets LLC, our Managing Member and our Administrative Manager (our “Managers”). The Managing Member has the power and authority to act as necessary to further the purpose of our company, which is to acquire, maintain and sell collectibles and other assets. The Administrative Manager is responsible for identifying the assets to be purchased from the offerings of the series of our company, as well as directing or performing the day-to-day business affairs of the company, and, as applicable, of series of our company.

The Managing Member has delegated to the Asset Managers of each of our series the responsibility of directing the operations of the applicable a series, directing the series’ day-to-day affairs, and implementing the series’ investment strategy. The Asset Manager (and the Administrative Manager, as applicable) is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the underlying assets in order to generate profits, and evaluating potential sale offers which may lead to the liquidation of the underlying assets or other series as the case may be. The Asset Manager for all our series is StartEngine Assets LLC.

Our Managing Member will establish an Advisory Board that will assist our company in its business decisions (such as the creation of a new series) and will assist our series in making decisions with respect to all asset acquisitions, dispositions and maintenance schedules. Our Managers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow guidelines adopted by our Managers and implement policies set forth in the operating agreement unless otherwise modified by our Managers. Our Managers may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Managing Member may change our objectives at any time without approval of our interest holders. Our Managers have no track record and are relying on the track record of its individual officers, directors and advisors.

Our Managers performs their duties and responsibilities pursuant to the operating agreement. Our Managers maintain a contractual, as opposed to a fiduciary relationship, with us and our interest holders. Furthermore, we have agreed to limit the liability of our Managers and to indemnify our Managers against certain liabilities.

We have segregated functional roles for the management of each series, however both roles are held by StartEngine Assets LLC. The responsibilities of our Managers and the Managers of a particular series, comprised of an Asset Manager and the Administrative Manager are summarized below. Capitalized terms used in this summary that are not defined shall have the meanings set forth in the company’s operating agreement.

Investment Advisory, Asset Management and Disposition Services. (Asset Manager)

•	oversee the overall investment strategy approved by the Managing Member, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

•	serve as the investment and financial manager with respect to underwriting, financing, originating, servicing, investing in, redeveloping and eventually selling a diversified portfolio of assets as specified in the respective series;

•	manage and perform the various administrative functions necessary for the day-to-day operations and management of the series Assets;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to acquisition, management and disposition of the series Assets;

•	maintain reporting, record keeping, internal controls and similar matters with respect to the series Assets in a manner to allow our company to comply with applicable law, including the requirements of Under Section 18-215 of the LLC Act;

•	structure the terms and conditions of acquisitions, sales and joint ventures to be approved by the Managing Member;

•	obtain market research and economic and statistical data in connection with the investments and investment objectives and policies;

•	oversee and conduct due diligence processes related to prospective investments;

•	maintain all appropriate books and records with respect to the series Asset and on a per series and, if there is only one Asset Manager, on a Company wide basis, maintain accounting data and any other information concerning the activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	subject to the approval of the Administrative Manager, oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters.

Offering and Resale Services. (Administrative Manager)

•	the development of any offering of by a series, including identifying and sourcing the assets to be acquired from the offering of a series, including sourcing and acquiring such assets, the determination of the specific terms of the securities to be offered, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

•	the preparation and approval of all marketing materials to be used by our company, the respective series or others relating to an Offering;

•	the facilitation of a secondary market including entering into of listing agreements with any National Securities Exchange, Alternative Trading System (“ATS”) or over-the-counter market and the delisting of some or all of the shares from, or requesting that trading be suspended on, any such exchange or market; and preparing and filing any documents and seeking the appropriate approval, if required, for compliance with federal and state securities laws, including Blue Sky requirements

Accounting and Other Administrative Services. (Administrative Manager)

•	manage and perform the various administrative functions necessary for the day-to-day operations;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the business and operations, including for the series Asset and the services described in 5.02(a) if requested by the Asset Manager;

•	arrange for auditors and oversee the audit process on the accounting data and any other information concerning the activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintain all appropriate books and records including accounting for the assets of our company and each of the series separately;

•	evaluate and obtain adequate insurance coverage for our company based upon risk management

•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow our company to comply with applicable law, including the requirements of Under Section 18-215 of the LLC Act.

Shareholder Services. (Administrative Manager)

•	Recommend distribution policies for each series to the Managing Member and, subject to approval by the Managing Member, authorize distributions from time to time;

•	manage communications with shareholders of a series, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establish technology infrastructure to assist in providing shareholder support and services

Directors, Executive Officers and Key Employees of our Managers

The authority and functions of the Managing Member, on the one hand, and of the Administrative Manager (for our company) or the Asset Manager (for our series), on the other hand, are identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The following tables set forth the name and position of each of the current executive officers, directors and significant employees of our company, Managing Member, Administrative Manager, and Asset Manager.

Managing Director – StartEngine Collectibles Fund I, LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Johanna Cronin	Managing Director	34	Managing Director (May 2022)	N/A

Managing Member, Administrative Manager and Asset Manager – StartEngine Assets LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Johanna Cronin	Manager	34	Manager (May 2020)	N/A

Johanna Cronin, Managing Director

Johanna Cronin is our Managing Director and Manager of StartEngine Assets LLC. As a Manager of StartEngine LLC, Ms. Cronin is responsible for managing the operations of StartEngine Assets LLC and as our Managing Director, Ms. Cronin has been delegated responsibilities by StartEngine Assets LLC. Johanna Cronin is also currently the Chief Marketing Officer at StartEngine Crowdfunding, Inc. She was the first employee   at StartEngine Crowdfunding when she joined in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

Advisory Board

The Advisory Board will be at the company level and has specific responsibilities. Each series may also develop their own networks of advisors. Though these advisors may provide a pivotal role in a given series, such advisors will not have a formal responsibilities and obligations to the company.

Responsibilities of the Advisory Board

The Advisory Board will support our company, our Asset Managers and our Administrative Manager and will consist of the Managers’ expert network and external advisors. It is anticipated that the Advisory Board will review our relationship with, and the performance of, our Managing Member, and generally approve the terms of any material or related-party transactions. In addition, it is anticipated that the Advisory Board will be responsible for the following:

•	Consulting on the creation of a new series of our company, or engaging a new Asset Manager for such series;

•	approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

•	evaluating all asset acquisitions;

•	evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of our company and our interest holders;

•	providing guidance with respect to the appropriate levels of insurance costs specific to each individual asset;

•	provide guidance with respect to, material conflicts arising or that are reasonably likely to arise with a Manager, on the one hand, and our company, a series or the shareholders, on the other hand, or our company or a series, on the one hand, and another series, on the other hand;

•	approving any material transaction between our company or a series, on the one hand, and our Managing Member or any of its affiliates, another series or a shareholder, on the other hand, other than for the purchase of shares;

•	reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to our interest holders at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to interest holders are in accordance with our policies; and

•	approving any service providers appointed by our Managing Member in respect of the underlying assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to our company and its interest holders and not a breach of any duty at law, in equity or otherwise. The members of the Advisory Board will not be Managers or officers of our company or any series and will not have fiduciary or other duties to the interest holders of any series.

Compensation of the Advisory Board

Our Managing Member may compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service. As such, it is anticipated that their costs will not be borne by any given series of shares.

Members of the Advisory Board

The Managers of our series have already established an informal network of expert advisors for each of our series who support our series in asset acquisitions, valuations and negotiations, but we have not yet established a formal Advisory Board.

Compensation

Compensation of Executive Officers

Ms. Cronin is our Managing Director. She is not an employee of the company and is not compensated directly by our company. We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company. The manager of our Managing Member manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired investments and monitors the performance of these investments to ensure that they are consistent with our investment objectives. This individual receives compensation for her services, including services performed for us on behalf of our Managing Member, from our Managing Member. Although we will indirectly bear some of the costs of the compensation paid to this individual, through fees we pay to our Managers, we do not intend to pay any compensation directly to this individual.

Compensation of the Managers

Pursuant to our operating agreement, the Administrative Manager of our company will receive a Sourcing Fee and the Administrative Manager of our company Asset Manager and Administrative Manager of each series will each receive two fees as compensation for the services they provide to that series: a Service Fee and an Asset Management Fee.

Sourcing Fee

As compensation, the Administrative Manager of the company will receive a one-time fee equal of up to 25% of the of the amount paid for the underlying asset (up to approximately 20% of the gross offering proceeds) for the relevant series (other than the Original Wine Series) and a sourcing fee of up to 15% of the of the amount paid for the underlying asset (approximately 13.08% of the gross offering proceeds)for each of the Original Wine Series, paid to the Administrative Manager as compensation for due diligence services in evaluating, investigation and discovering the underlying assets (fee is subject to change in sole discretion of Manager as disclosed in each Series Designation (the “Sourcing Fee”). The Sourcing Fee will typically be paid upon purchase of the series of the underlying asset.

Service Fee

For each calendar year, each series shall pay the Managers a service fee (the “Service Fee”). The Service Fee may be set by the Series Designation. Other than the Original Wine Series, the Service Fee for all our series has been set at 20% in their respective Series Designations.

However, for our Original Wine Series, the Service Fee will be equal to 50% of the Free Cash Flow remaining after payment of the Preferred Return of that series (half of which will go to the Asset Manager of that series, with the remaining half going to the Administrative Manager), after the Economic Members have received distributions of the full amount of their Preferred Return that has accrued for that year and prior years

Asset Management Fee

On a quarterly basis, beginning on the first quarter end date following the one-year anniversary of the formation date of a series, each series shall pay an asset management fee equal to an annualized rate of 0.25% of the net asset value of such series at the end of each prior annual period to each of its Asset Manager and its Administrative Manager (an “Asset Management Fee”). Initially, the Asset Management Fee will be based on the amount of cash invested by shareholders in the series as of the end of each quarter rather than the net asset value of the series. Each of our current series will begin to use net asset value as the base on the first day after a year and one quarter have passed since the date of the qualification of the offering statement of which this Offering Circular forms a part.

Our Managers will also receive reimbursement for costs incurred relating to this offering and other offerings (e.g., Offering & Formation Expenses) and will also be reimbursed for any Operating Expenses paid on behalf of a series.

Liquidation Fee

Upon the liquidation of a series, and to the extent there are funds, after return of the capital contribution and any accrued and unpaid Preferred Return and after setting aside funds for any expected expenses and disbursements, the Managers will generally receive 20% of any remaining funds.

Free Cash Flow

In general, as set forth in the Series Designations of the series, after payments of all fees and expenses (including the Asset Management Fee), the Free Cash Flow of our series without a preferred return will be distributed to as follows:

•	First, 80% of the Free Cash Flow will be paid to the Economic Members in proportion to the number of Shares owned by such Economic Members;

•	Second, 20% as the “Service Fee” to the Managers (half of which shall go to the Administrative Manager of such series and half of which shall go to the Asset Manager of such series

By way of example: A total of $100 has been invested in such series in Capital Contributions and it now has a total of $10 in Free Cash Flow. As such, the payments will be: $8 to the Economic Members and $2 to the Managers for the Series Fee ($1 to each of the Asset Manager and Administrative Manager).

Neither our Managing Member nor its affiliates will receive any selling commissions or dealer manager fees in connection with any offering. See “Plan of Distribution and Selling Securityholders—Fees and Expenses” and “Use of Proceeds” for further details.

Free Cash Flow – For the Original Wine Series

In general after payments of all fees and expenses (including the Asset Management Fee), the Free Cash Flow of our Original Wine Series will be distributed to as follows:

•	First, to the Economic Members of the series until the Preferred Return has been paid (including any amounts accrued from the Preferred Return from previous years);

•	Second, 50% of such remaining Free Cash Flow will be paid to the Economic Members in proportion to the number of Shares owned by such Economic Members;

•	Third, the remaining Free Cash Flow will be paid in equal shares to the Asset Manager and Administrative Manager (as the Service Fee).

By way of example for all these series with a 4% Preferred Return. A total of $100 has been invested in such series in Capital Contributions and it now has a total of $8 in Free Cash Flow. As such, the payments will be: $6 to the Economic Members ($4 for the Preferred Return and $2 from the remaining Free Cash Flow) and $1 to each of the Asset Manager and Administrative Manager for the Service Fee.

Neither our Managing Member nor its affiliates will receive any selling commissions or dealer manager fees in connection with any offering. See “Plan of Distribution and Selling Securityholders—Fees and Expenses” and “Use of Proceeds” for further details.

2022 and 2021 Fees

During the year ended December 31, 2022, cost reimbursements and sourcing fees in the amount of $225,332 were paid to our Managers, as compared to $11,825 during the year ended December 31, 2021.

The following table summarizes cost reimbursements and sourcing fees paid to StartEngine Assets LLC by series during the year ended December 31, 2022:

Series	Year Ended December 31, 2022
Series Wine #2015HBRI	$6,900
Series Wine #2016CHAM	$857
Series Wine #2016BONMA	$4,829
Series Wine #2016MUSIG	$3,538
Series Wine #2009PETRUS	$9,890
Series Wine #2010PETRUS	$9,922
Series Art #WARHOLMARILYN	$50,400
Series Sports #JORDANROOKIE	$72,000
Series Sports #JAMESREFRACTOR	$24,480
Series Wine #2012CRISTAL	$1,990
Series Wine #2008DOMP	$3,170
Series Wine #2012DOMP	$2,450
Series Wine #2006DOMP	$2,706
Series Art #BANKSYLAUGH	$15,400
Series Watch #ROLEX6265	$14,000
Series Watch #PEPSI	$2,800
Totals	$225,332

The following table summarizes cost reimbursements and sourcing fees paid to StartEngine Assets LLC by series during the year ended December 31, 2021:

Series	Year Ended December 31, 2021
Series Wine #2020PAVIE	$2,998
Series Wine #2020CHBL	$1,513
Series Wine #2020AUSO	$3,820
Series Wine #2020ANGE	$1,990
Series Wine #2020CERT	$1,504
TOTALS	$11,825

Our Managers will receive cost reimbursements and sourcing fees for each subsequent series offering that closes as detailed in their respective offering circular.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

At the closing of each offering, our managing member or its affiliates may purchase shares sold in each offering for the same price as all other investors. Our managing member may sell its shares from time to time after the closing of each offering in its sole discretion. Any future sales would be based upon our manager member’s potential need for capital, market prices of the shares at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the shares.

The address for all our Managers is c/o StartEngine Assets LLC, 4100 W Alameda Ave, Burbank, Suite 300, CA 91505.

		Percent of
	Number of	Outstanding
	Shares	Shares
Title of Class	Owned	Owned
Series Wine #2020PAVIE	476	20.7%
Series Wine #2020CHBL	126	10.88%
Series Wine #2020AUSO	364	12.42%
Series Wine #2020ANGE	219	14.34%
Series Wine #2020CERT	429	37.3%
Series Wine #2015HBRI	62	1.5%
Series Wine #2016BONMA	12	0.41%
Series Sports #JORDANROOKIE	80	0.19%
Series Wine #2012CRISTAL	13	0.54%
Series Wine #2012DOMP	81	1.1%
Series Art #BANKSYLAUGH	28	0.14%
Series Wine #2006DOMP	19	0.23%
Series Wine #2009PETRUS	12	0.20%

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As of December 31, 2022, the are $12,500 in fees owed to StartEngine Assets LLC related to the formation and offering costs of the company. As with prior fees, even though the costs could be allocated to the series pursuant to the allocation policy, StartEngine Assets LLC intends to assume these costs and will not be reimbursed from them.

ITEM 6.  OTHER INFORMATION

None.

ITEM 7.  FINANCIAL STATEMENTS

STARTENGINE COLLECTIBLES FUND I LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2022

INDEPENDENT AUDITORS’ REPORT

To the Members of StartEngine Collectibles Fund I LLC

We have audited the accompanying financial statements of StartEngine Collectibles Fund I LLC (the “Company”), which comprise the balance sheet as of December 31, 2021 and the related statements of operations, member’s deficit, and cash flows for the year ended December 31, 2021, and the related notes to the financial statements (collectively referred to as “financial statements”).

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StartEngine Collectibles Fund I LLC as of December 31, 2021 and the results of its operations and its cash flows for the year ended December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and has no working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S BF Borgers CPA PC

BF Borgers CPA PC

Lakewood, CO

January 12, 2022

STARTENGINE COLLECTIBLES FUND I LLC

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022

	December 31, 2022
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents
Prepaid Expenses	$-	$-	$-	$-	$-
TOTAL CURRENT ASSETS	$-	$-	$-	$-	$-

LONG TERM ASSETS
Deferred Offering Costs	$-	$-	$-	$-	$-
Investments	$22,990	$11,580	$29,310	$15,270	$11,500
TOTAL LONG TERM ASSETS	$22,990	$11,580	$29,310	$15,270	$11,500

TOTAL ASSETS	$22,990	$11,580	$29,310	$15,270	$11,500

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	$-	$-	$-	$-	$-
TOTAL LIABILITIES	$-	$-	$-	$-	$-

MEMBERS’ DEFICIT
Member Contrtibution	$22,990	$11,580	$29,310	$15,270	$11,500
Accumulated Deficit	$-	$-	$-	$-	$-
TOTAL MEMBERS’ DEFICIT	$22,990	$11,580	$29,310	$15,270	$11,500

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,990	$11,580	$29,310	$15,270	$11,500

See Accompanying Notes to the Financial Statements

	December 31, 2022
	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA	Series Wine #2016MUSIG
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents
Prepaid Expenses	$-	$-	$-	$-	$-
TOTAL CURRENT ASSETS	$-	$-	$-	$-	$-

LONG TERM ASSETS
Deferred Offering Costs	$-	$-
Investments	$5,160	146,880	41,380	28,970	21,230
TOTAL LONG TERM ASSETS	$5,160	$146,880	$41,380	$28,970	$21,230

TOTAL ASSETS	$5,160	$146,880	$41,380	$28,970	$21,230

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	$-	$-	$-	$-	$-
TOTAL LIABILITIES	$-	$-	$-	$-	$-

MEMBERS’ DEFICIT
Member Contrtibution	$5,160	146,880	41,380	28,970	21,230
Accumulated Deficit	$-	$-	$-	$-	$-
TOTAL MEMBERS’ DEFICIT	$5,160	$146,880	$41,380	$28,970	$21,230

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,160	$146,880	$41,380	$28,970	$21,230

See Accompanying Notes to the Financial Statements

	December 31, 2022
	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents
Prepaid Expenses	$-	$-	$-	$-	$-
TOTAL CURRENT ASSETS	$-	$-	$-	$-	$-

LONG TERM ASSETS
Deferred Offering Costs
Investments	59,530	302,400	432,000	11,950	19,040
TOTAL LONG TERM ASSETS	$59,530	$302,400	$432,000	$11,950	$19,040

TOTAL ASSETS	$59,530	$302,400	$432,000	$11,950	$19,040

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	$-	$-	$-	$-	$-
TOTAL LIABILITIES	$-	$-	$-	$-	$-

MEMBERS’ DEFICIT
Member Contrtibution	59,530	302,400	432,000	11,950	19,040
Accumulated Deficit	$-	$-	$-	$-	$-
TOTAL MEMBERS’ DEFICIT	$59,530	$302,400	$432,000	$11,950	$19,040

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$59,530	$302,400	$432,000	$11,950	$19,040

See Accompanying Notes to the Financial Statements

	December 31, 2022
	Series Wine #2012DOMP	Series Wine #2006DOMP	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents
Prepaid Expenses	$-	$-	$-	$-	$-
TOTAL CURRENT ASSETS	$-	$-	$-	$-	$-

LONG TERM ASSETS
Deferred Offering Costs
Investments	14,720	16,230	155,400	84,000	16,800
TOTAL LONG TERM ASSETS	$14,720	$16,230	$155,400	$84,000	$16,800

TOTAL ASSETS	$14,720	$16,230	$155,400	$84,000	$16,800

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	$-	$-	$-	$-	$-
TOTAL LIABILITIES	$-	$-	$-	$-	$-

MEMBERS’ DEFICIT
Member Contrtibution	14,720	16,230	155,400	84,000	16,800
Accumulated Deficit	$-	$-	$-	$-	$-
TOTAL MEMBERS’ DEFICIT	$14,720	$16,230	$155,400	$84,000	$16,800

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$14,720	$16,230	$155,400	$84,000	$16,800

See Accompanying Notes to the Financial Statements

	December 31, 2022
	Unallocated	Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	-	-
Prepaid Expenses	$-	$-
TOTAL CURRENT ASSETS	$-	$-

LONG TERM ASSETS
Deferred Offering Costs	$100,610	$100,610
Investments	$-	$1,446,340
TOTAL LONG TERM ASSETS	$100,610	$1,546,950

TOTAL ASSETS	$100,610	$1,546,950

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$180,610	$180,610
TOTAL CURRENT LIABILITIES	$180,610	$180,610
TOTAL LIABILITIES	$180,610	$180,610

MEMBERS’ DEFICIT
Member Contrtibution	$-	$1,446,340
Accumulated Deficit	$(80,000)	$(80,000)
TOTAL MEMBERS’ DEFICIT	$(80,000)	$1,366,340

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$100,610	$1,546,950

See Accompanying Notes to the Financial Statements

STARTENGINE COLLECTIBLES FUND I LLC

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022, TO

DECEMBER 31, 2022

January 1, 2022 to December 31, 2022
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT
Operating Income
Revenue	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-

Operating Expense
General and administrative	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

January 1, 2022 to December 31, 2022
	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA	Series Wine #2016MUSIG
Operating Income
Revenue	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-

Operating Expense
General and administrative	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

January 1, 2022 to December 31, 2022
	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP
Operating Income
Revenue	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-

Operating Expense
General and administrative	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

January 1, 2022 to December 31, 2022
	Series Wine #2012DOMP	Series Wine #2006DOMP	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI
Operating Income
Revenue	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-

Operating Expense
General and administrative	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

	January 1, 2022 to December 31, 2022
	Unallocated	Consolidated
Operating Income
Revenue	$-	$-
Gross Profit	$-	$-

Operating Expense
General and administrative	$12,500	$12,500
Total Operating Expenses	$12,500	$12,500
Loss from Operations	$(12,500)	$(12,500)

Net Loss	$(12,500)	$(12,500)

See Accompanying Notes to the Financial Statements

STARTENGINE COLLECTIBLES FUND I LLC

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

FOR THE PERIOD FROM JANUARY 1, 2022, TO DECEMBER 31, 2022

	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT
Balance, January 1, 2021	$-	$-	$-	$-	$-
Member Contributions	22,990	11,580	29,310	15,270	11,500
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2021	$22,990	$11,580	$29,310	$15,270	$11,500
Member Contributions	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2022	$22,990	$11,580	$29,310	$15,270	$11,500

See Accompanying Notes to the Financial Statements

	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA	Series Wine #2016MUSIG
Balance, January 1, 2021	-	-	-	-	-
Member Contributions	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2021	$-	$-	$-	$-	$-
Member Contributions	5,160	146,880	41,380	28,970	21,230
Accumulated Deficit		-	-	-	-
Net Loss		-	-	-	-
Balance, December 31, 2022	$5,160	$146,880	$41,380	$28,970	$21,230

See Accompanying Notes to the Financial Statements

	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP
Balance, January 1, 2021	-	-	-	-	-
Member Contributions	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2021	$-	$-	$-	$-	$-
Member Contributions	59,530	302,400	432,000	11,950	19,040
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2022	$59,530	$302,400	$432,000	$11,950	$19,040

See Accompanying Notes to the Financial Statements

	Series Wine #2012DOMP	Series Wine #2006DOMP	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI
Balance, January 1, 2021	-	-	-	-	-
Member Contributions	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2021	$-	$-	$-	$-	$-
Member Contributions	14,720	16,230	155,400	84,000	16,800
Accumulated Deficit	-	-	-	-	-
Net Loss	-	-	-	-	-
Balance, December 31, 2022	$14,720	$16,230	$155,400	$84,000	$16,800

See Accompanying Notes to the Financial Statements

	Unallocated	Consolidated
Balance, January 1, 2021	-	-
Member Contributions	-	-
Accumulated Deficit	-	-
Net Loss	-	-
Balance, December 31, 2021	$(67,500)	$23,150
Member Contributions	-	1,355,690
Accumulated Deficit	-	-
Net Loss	(12,500)	(12,500)
Balance, December 31, 2022	$(80,000)	$1,366,340

See Accompanying Notes to the Financial Statements

STARTENGINE COLLECTIBLES FUND I LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM

JANUARY 1, 2022, TO

DECEMBER 31, 2022

January 1, 2022 to December 31, 2022
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	-	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-	-

Cash Flows From Financing Activities:
Due to Members	-	-	-	-	-
Deferred Offering Costs	-	-	-	-	-
Member Contrtibution	-	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	-	-

Cash at Beginning of Period	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

January 1, 2022 to December 31, 2022
	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA	Series Wine #2016MUSIG
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	(5,160)	(146,880)	(41,380)	(28,970)	(21,230)
Net Cash Flows Provided By Investing Activities	(5,160)	(146,880)	(41,380)	(28,970)	(21,230)

Cash Flows From Financing Activities:
Due to Members	-	-	-	-	-
Deferred Offering Costs	-	-	-	-	-
Member Contrtibution	5,160	146,880	41,380	28,970	21,230
Net Cash Flows Provided By/(Used In) Financing Activities	5,160	146,880	41,380	28,970	21,230

Cash at Beginning of Period	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

January 1, 2022 to December 31, 2022
	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	(59,530)	(302,400)	(432,000)	(11,950)	(19,040)
Net Cash Flows Provided By Investing Activities	(59,530)	(302,400)	(432,000)	(11,950)	(19,040)

Cash Flows From Financing Activities:
Due to Members	-	-	-	-	-
Deferred Offering Costs	-	-	-	-	-
Member Contrtibution	59,530	302,400	432,000	11,950	19,040
Net Cash Flows Provided By/(Used In) Financing Activities	59,530	302,400	432,000	11,950	19,040

Cash at Beginning of Period	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

January 1, 2022 to December 31, 2022
	Series Wine #2012DOMP	Series Wine #2006DOMP	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	(14,720)	(16,230)	(155,400)	(84,000)	(16,800)
Net Cash Flows Provided By Investing Activities	(14,720)	(16,230)	(155,400)	(84,000)	(16,800)

Cash Flows From Financing Activities:
Due to Members	-	-	-	-	-
Deferred Offering Costs	-	-	-	-	-
Member Contrtibution	14,720	16,230	155,400	84,000	16,800
Net Cash Flows Provided By/(Used In) Financing Activities	14,720	16,230	155,400	84,000	16,800

Cash at Beginning of Period	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

	January 1, 2022 to December 31, 2022
	Unallocated	Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(12,500)	$12,500
Prepaid Expenses	12,500	-
Net Cash Flows Used In Operating Activities	-	-

Cash Flows From Investing Activities:	-	(1,355,690)
Investments	-	(1,355,690)
Net Cash Flows Provided By Investing Activities	-	-

Cash Flows From Financing Activities:
Due to Members	-	-
Deferred Offering Costs	-	1,355,690
Member Contrtibution	-	-
Net Cash Flows Provided By/(Used In) Financing Activities
	-	-
Cash at Beginning of Period	-	-
Net Increase (Decrease) In Cash	-	-
Cash at End of Period	$-	$-

See Accompanying Notes to the Financial Statements

STARTENGINE COLLECTIBLES FUND I LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Collectibles Fund I LLC was formed on October 14, 2020 (“Inception”) in the State of Delaware. The financial statements of StartEngine Collectibles Fund I LLC, (which may be referred to as the "Company", "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are in Burbank, California.

The purpose of the Company and, unless otherwise provided in the applicable Series Designation, shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a series limited liability company organized pursuant to the Delaware Act, (b) acquire, maintain and sell collectibles and other assets and, to exercise all of the rights and powers conferred upon the Company and each Series with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

The Managing Member of the Company, StartEngine Assets, LLC, may, at any time and from time to time cause the Company to establish in writing (each, a “Series Designation”) one or more series as such term is used under Section 18-215 of the Delaware Act (each a “Series”). The Series Designation shall relate solely to the Series established thereby and shall not be construed: (i) to affect the terms and conditions of any other Series, or (ii) to designate, fix or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Shares associated with any other Series, or the Members associated therewith. The terms and conditions for each Series shall be as set forth in the operating agreement and the Series Designation, as applicable, for the Series.

As the Series were not established until 2021, the company has provided unconsolidated financials for the year 2020.

Management Plans and Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. To date, the Company has incurred net losses and has no working capital. We will rely heavily on financing from both our Administrative Manager and proposed Asset Manager and have not been guaranteed funding from either party to ensure that we can continually meet our obligations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund the Company’s operations through revenues from operations, member contributions or advances, and security offerings. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain enough additional capital, it may be required to reduce the scope of planned operations, which could harm the business financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company will recognize revenue under the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. To date, the Company has not recognized any revenue from intended operations.

Income Taxes

As of December 31, 2022, the Company has elected to be taxed a C Corporation rather than a Limited Liability Company (LLC). Under these provisions, the Company will pay federal corporate income taxes on its taxable income. The Company will pay state franchise taxes. Each of the Series may elect to be taxed as a C corporation and as such will be subject to income tax at the Series level. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently does not have any ongoing tax examination.

Risks and Uncertainties

The Company’s operations are subject to compliance with new laws and regulations. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Concentration of Credit Risk

The Company will maintain its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues Accounting Standards Updates (“ASU”) to amend the authoritative literature in Accounting Standards Codification. Management believes that those issued to date are either already included in the Company’s accounting or (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – DUE TO RELATED PARTIES

For the Series established in 2021 and 2022, the Administrative Manager has chosen not to allocate costs to each Series.

In the normal course of business, the Series have and will acquire Underlying Assets from the Manager in exchange for cash or promissory notes, which may or may not be interest bearing.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

The Company’s Administrative Manager intends to establish other companies that intend to raise funds and operate under their intended business plan. Although there are no transactions with related entities other than described above, the Administrative Manager is able to influence the Company’s operations for the benefit of other companies under its control.

Economic Dependency

The Company is dependent on its Administrative Manager and proposed Asset Manager to provide certain services that are essential to the Company, including operational decisions, security offerings, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Administrative and proposed Asset Manager and their affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2022 through April 11, 2023. There have been no events or transactions during this time which would have a material effect on these financial statements.

ITEM 8. EXHIBIT

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

2.1 Certificate of Formation of StartEngine Collectibles Fund I LLC(1)

2.2 Third Amended and Restated Limited Liability Company Agreement of StartEngine Collectibles Fund I LLC(1)

2.3 Form of Series Designation(1)

2.4 Amended Form of Series Designation(1)

4. Form of Subscription Agreement for Series of StartEngine Collectibles Fund I LLC(1)

6.1 Form of Purchase Agreement(1)

6.2 Form of Intercompany Agreement(1)

8.1 Form of Escrow Agreement(1)

(1)	Filed as an exhibit to the StartEngine Collectibles Fund I LLC Regulation A Offering Statement on Form 1-A (Commission File No. 024-11416)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 25, 2023.

STARTENGINE COLLECTIBLES FUND I LLC
By:	StartEngine Assets LLC, its Managing Member

By:	/s/ Johanna Cronin
Johanna Cronin Manager

This Form 1-K has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE		TITLE	DATE

StartEngine Assets LLC

By:	/s/ Johanna Cronin	Principal Executive Officer and Principal Financial	April 25, 2023
Name: Johanna Cronin		and Accounting Officer
Title: Manager